Exhibit 10.1 CERTAIN IDENTIFIED INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. Share Purchase Agreement Samworth Brothers Limited Onix Investments UK Limited Walkers Deli & Sausage Co. Ltd Dated 15 August 2026

Contents PARTIES ................................................................................................................................................. 4 BACKGROUND ....................................................................................................................................... 4 AGREED TERMS .................................................................................................................................... 4 1 Definitions and Interpretation ...................................................................................................... 4 2 Option grants and sale and purchase of shares ....................................................................... 19 3 Consideration............................................................................................................................ 20 4 Conditions ................................................................................................................................. 21 5 Employees ................................................................................................................................ 26 6 Pre-completion matters ............................................................................................................. 28 7 Completion ............................................................................................................................... 34 8 Purchaser warranties ................................................................................................................ 34 9 Leakage .................................................................................................................................... 37 10 Seller Warranties and undertakings .......................................................................................... 37 11 Seller limitations ........................................................................................................................ 39 12 Non-competition, non-solicit ..................................................................................................... 39 13 Intellectual Property .................................................................................................................. 39 14 Confidentiality and agreements ................................................................................................ 40 15 Effect of termination .................................................................................................................. 41 16 Assignment and successors ..................................................................................................... 41 17 Third party rights ....................................................................................................................... 42 18 Costs and expenses ................................................................................................................. 43 19 Payments .................................................................................................................................. 43 20 Tax ............................................................................................................................................ 44 21 Access to information ............................................................................................................... 45 22 Further assurance..................................................................................................................... 45 23 Entire agreement ...................................................................................................................... 45 24 General ..................................................................................................................................... 46 25 Notices ...................................................................................................................................... 46 26 Governing law and jurisdiction .................................................................................................. 48 SCHEDULE 1 WARRANTED INFORMATION ...................................................................................... 49 Part 1 The Company ............................................................................................................................. 49 SCHEDULE 2 WARRANTIES ............................................................................................................... 50 SCHEDULE 3 TAX ................................................................................................................................ 69 Part 1 Tax Covenant .............................................................................................................................. 69 Part 2 Tax Warranties ............................................................................................................................ 75 SCHEDULE 4 SELLER LIMITATIONS .................................................................................................. 79 SCHEDULE 5 COMPLETION OBLIGATIONS ...................................................................................... 83 Part 1 Seller’s obligations on Completion .............................................................................................. 83

Part 2 Purchaser’s obligations on Completion ....................................................................................... 85 SCHEDULE 6 COMPLETION ACCOUNTS .......................................................................................... 86 Part 1 Rules for Preparation of Completion Accounts ........................................................................... 86 SIGNATURE PAGE ............................................................................................................................... 94 Agreed Form documents [***] (together with all documents referred to therein as being in the “Agreed Form”)

This agreement is made on 15 August 2026 Parties (1) Samworth Brothers Limited, a company incorporated and registered in England and Wales with number 03116767 which has its registered office at Chetwode House, 1 Samworth Way, Melton Mowbray, Leicestershire, LE13 1GA (Seller). (2) Onix Investments UK Limited, a company incorporated and registered in England and Wales with number 10934285 which has its registered office at First Floor Belmont House, Belmont Road, Uxbridge, UB8 1HE (Purchaser), (the “parties”); and (3) Walkers Deli & Sausage Co. Ltd, a company incorporated and registered in England and Wales with number 17094094 which has its registered office at Chetwode House, 1 Samworth Way, Melton Mowbray, Leicestershire, LE13 1GA (Company). Background A The Company is a private company limited by shares. Further information relating to the Company is set out in Part 1 of Schedule 1 (Warranted Information). B As at the date of this agreement, the Seller carries on the Business. The Company has entered into the Hive Down Agreement to acquire the Business from the Seller. C The Seller owns the Initial Shares and will be issued the Consideration Shares at completion of the Hive Down Agreement. D The Seller has agreed to grant an option to the Purchaser requiring it to sell to the Purchaser and the Purchaser has agreed to grant an option to the Seller requiring it to purchase from the Seller the Shares on the terms set out in this agreement if either such option is exercised. E The Company has agreed to be bound by the Seller's limitations on liability as set out in Schedule 4 of this agreement in so far as they relate to claims by the Company against the Seller under the Hive Down Agreement. Agreed terms 1 Definitions and Interpretation 1.1 In this agreement: Acquisition means the proposed acquisition of the Shares by the Purchaser on the terms of this agreement. Acquisition Dispute means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim).

Private & Confidential DLA Piper | 5 Acquisition Documents means this agreement, the Disclosure Letter, the Completion Disclosure Letter, the Hive Down Agreement, the Transitional Services Agreement, the Meat Supply Agreement, the Storage Agreement, the Distribution Agreement, the IP Assignment Deed, the other Agreed Form documents and any other documents to be delivered on Completion. Actual Cash means, in relation to the Company and as specified in the Completion Accounts, in relation to the Company, as at the Effective Time, the aggregate of its cash in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon), plus any properly accrued and outstanding interest thereon, together with any item required to be included in Actual Cash in accordance with Part 2 of Schedule 6 (Completion Accounts), but in each case excluding: (a) the aggregate of all cash received between the date of this agreement and the Completion Date by the Company which comprises the proceeds of any insurance claim in respect of the destruction of, or damage to, a fixed asset of the Company, to the extent that the Company would need to apply it towards the replacement or repair of the insured asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during its period of ownership; and (b) the aggregate cash value of any declared but unpaid dividends and other distributions attributable to the Shares, to the extent that a member of the Seller Group is entitled to receive the relevant dividend or other distribution after Completion and that dividend or other distribution is not comprised within debt. Actual Debt means, as specified in the Completion Accounts, as at the Effective Time, the aggregate of all borrowings, and indebtedness in the nature of borrowings, of the Company (including by way of net debit balances, loan stocks, bonds, debentures, notes, commercial paper, finance leases or similar) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation or to a member of the Seller Group, together with any item required to be included in Actual Debt in accordance with Part 2 of Schedule 6 (Completion Accounts), in each case including for the avoidance of doubt (i) any properly accrued and unpaid interest thereon, and (ii) any amounts outstanding under the Loan Agreement, but excluding in each case any creditor taken into account in calculating Actual Working Capital. Actual Working Capital means, as at the Effective Time, the aggregate working capital of the Company as specified in the Completion Accounts, comprising each of (but no other) line items set out at Part 2 of Appendix 1 to Schedule 6 (Completion Accounts), excluding any insurance claim receivables to the extent that the Company would need to apply the payments, once received, towards the replacement or repair of a fixed asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during the period of ownership. Actual Working Capital Excess means the amount (if any) by which Actual Working Capital is greater than the Target Working Capital. Actual Working Capital Shortfall means the amount (if any) by which Actual Working Capital is less than the Target Working Capital. Agreed Form, in relation to a document, means the form approved and for identification purposes either initialled by (or on behalf of) the Seller and the Purchaser, or confirmed as such on email by both the Seller’s Lawyers and the Purchaser’s Lawyers. Announcement means the joint press release regarding the Acquisition in the Agreed Form. Anti-Corruption Law means:

(a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (b) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time; (c) the Bribery Act 2010; and/or (d) any other applicable law (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which: (i) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or (ii) is broadly equivalent to (b) or (c) above or was intended to enact the provisions of the OECD Convention described in (a) above or which has as its objective the prevention of corruption. Anti-Money Laundering Law means all applicable laws, regulations or orders relating to money laundering, the proceeds of criminal activity, or terrorist financing, including, without limitation, the UK Proceeds of Crime Act 2002 and the Terrorism Act 2000. Anti-Tax Evasion Law means: (a) any UK Tax Evasion Offence; (b) any Foreign Tax Evasion Offence; or (c) any Tax Evasion Facilitation Offence. Applicable Accounting Standards means the accounting principles and practices generally accepted in the United Kingdom comprising Financial Reporting Standard (FRS) 102 and the requirements of the Companies Act 2006. Assets has the meaning given in the Hive Down Agreement and Asset means any of them. Associated Person means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company. Assumed Liabilities has the meaning given in the Hive Down Agreement and Assumed Liability means any of them. Authority means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator. Business has the meaning given in the Hive Down Agreement. Business Claims has the meaning given in the Hive Down Agreement. Business Confidential Information has the meaning given in the Hive Down Agreement. Business Day means a day other than a Saturday or Sunday on which banks are open for general business in London. Business IP has the meaning given in the Hive Down Agreement.

Private & Confidential DLA Piper | 7 Business Know-How has the meaning given in the Hive Down Agreement. Business Licences has the meaning given in the Hive Down Agreement and Business Licence means any of them. Call Option has the meaning given in clause 2.1(a). Carve-Out Accounts means, in respect of the Company, the unaudited carve-out balance sheets and profit and loss accounts as at and for the year ended on 31 December 2024 and as at and for the year ended on the Carve-Out Accounts Date, which are in the Agreed Form. Carve-Out Accounts Date means 31 December 2025. Cash Free/Debt Free Price means one hundred and forty-one million five hundred thousand pounds (£141,500,000). Claim means any claim under or for breach of this agreement (including a Tax Claim) or the Hive Down Agreement. Clean Team Data Room Folder means the folder titled "PIANO - VDR" in the Data Room. CMA means the United Kingdom’s Competition and Markets Authority. CMA Condition has the meaning given in clause 4.1(a). CMA Briefing Paper means the briefing paper, in the Agreed Form, to be submitted by the Purchaser in relation to the Acquisition to the CMA’s merger intelligence committee. Competing Enterprise means the business of the preparation and sale of sausages, sliced cooked meats and/or pâté and the preparation of bacon products. Completion means completion of the sale and purchase of the Shares in accordance with this agreement. Completion Accounts means the balance sheet and completion statement as at the Effective Time, as prepared and finalised (whether agreed or determined, as the case may be), in accordance with Schedule 6 (Completion Accounts). Completion Bonuses means the bonuses to be paid to certain employees as detailed in document 10.19.2.1 in the Data Room. Completion Date means the third (3rd) Business Day after the first to occur of the date on which the Put Option or the Call Option has been exercised, or such other date as may be agreed in writing between the Seller and the Purchaser. Completion Disclosure Letter means a letter relating to the Warranties (other than the Fundamental Warranties), the front end of which shall be in the Agreed Form, to be delivered from the Seller to the Purchaser immediately prior to Completion in respect of Post-Signing Matters only. Computer Contracts, Computer Hardware, Computer Software and Computer Systems each have the meaning given in the Hive Down Agreement. Conditions means the CMA Condition, Customer Condition, and Hive Down Condition as set out in clause 4.1 (Conditions), and Condition means any one of them. Consideration Shares has the meaning given in the Hive Down Agreement.

Contracts has the meaning given in the Hive Down Agreement and Contract means any of them. Customer Condition has the meaning given in clause 4.1(b) (Conditions). Customer Contract has the meaning given in the Hive Down Agreement. Data Protection Laws means any legislation which regulates the Processing of Personal Data, including, but not limited to: (a) Regulation (EU) 2016/679, EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States, or the United Kingdom, as applicable); (b) the UK GDPR as defined in section 3(10) of the Data Protection Act 2018 (the “UK GDPR”); and (c) any equivalent laws in any other part of the world; each to the extent applicable to the operation of the Business and each as amended, consolidated or replaced prior to the date of this agreement. Data Room means the electronic data room titled “Project Piano” (consisting of the Clean Team Data Room Folder and the Non-Clean Team Data Room Folder) maintained by Sterling in relation to the Company and its business and assets. DB Pension Scheme means the Samworth Brothers Superannuation Scheme. DC Pension Scheme means the Seller Group section of the Mercer DC Master Trust. Deadline Date has the meaning given in clause 6.5(d) (Pre completion termination). Dedicated Contracts has the meaning given in the Hive Down Agreement. Defined Contribution Plan means a plan that provides solely money purchase benefits within the meaning of section 181(1) of the Pension Schemes Act 1993. Disclosed means fairly disclosed by the Disclosed Information, with sufficient clarity and detail to enable the Purchaser to identify, and make an informed assessment of, the nature, scope and effect of the matter, event or circumstance disclosed. Disclosed Information means: (a) the Disclosure Letter; (b) in relation to clause 10.1(b) (Seller Warranties), and in respect of Post-Signing Matters only, the Completion Disclosure Letter; and (c) the information and documents contained in the Data Room as at 12:00 pm on 7 August 2026 (the “Cut-Off Time”), as listed in the index in the Agreed Form. Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser relating to the Warranties (other than the Fundamental Warranties) in the Agreed Form, together with any documents annexed to it. Distribution Agreement means the agreement for the distribution of the Company’s products to be entered into between the Company and the Seller in the Agreed Form. Draft Completion Accounts has the meaning given in paragraph 1.1 of Part 3 of Schedule 6 (Completion Accounts). Effective Time has the meaning given in paragraph 1.1 of Part 1 of Schedule 6 (Completion Accounts). EHS Laws has the meaning given in the Hive Down Agreement.

Private & Confidential DLA Piper | 9 Employee includes “Employees” as defined in the Hive Down Agreement and any other employee and/or director of the Company. Employer’s NICs means all employer’s National Insurance contributions, the apprenticeship levy and the Growth and Skills Levy arising on payment of the Completion Bonuses. Encumbrance means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above. Environmental Permit each have the meaning given in the Hive Down Agreement. Environmental Licences means all licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and approvals required under any EHS Laws. Environmental Transitional Services Agreement has the meaning given in the Hive Down Agreement. Estimated Cash means an estimated amount in respect of Actual Cash, as set out in the Initial Consideration Schedule. Estimated Debt means an estimated amount in respect of Actual Debt, as set out in the Initial Consideration Schedule. Estimated Working Capital means an estimated amount in respect of Actual Working Capital, as set out in the Initial Consideration Schedule. Estimated Working Capital Excess means the amount (if any) by which Estimated Working Capital is greater than the Target Working Capital, as set out in the Initial Consideration Schedule. Estimated Working Capital Shortfall means the amount (if any) by which Estimated Working Capital is less than the Target Working Capital, as set out in the Initial Consideration Schedule. Excluded Asset has the meaning given in the Hive Down Agreement. Excluded Employees has the meaning given in the Hive Down Agreement. Excluded Intra-Group Arrangements means the arrangements made between the Seller and the Company pursuant to the Distribution Agreement, the Meat Supply Agreement, the Storage Agreement and the Transitional Services Agreement. Excluded Risk means, in respect of a General Warranty Claim or a Tax Claim, any element of such General Warranty Claim or Tax Claim, which is excluded from the W&I Policy. Excluded Payment means a payment pursuant to clause 3 (Consideration), clause 4.4 (Break Fee) or pursuant to paragraph 2 of Part 2 of Schedule 5 (Completion Obligations). Final Consideration has the meaning given in clause 3.4 (Consideration). Food Permit has the meaning given in paragraph 23.1 of Schedule 2 (Warranties). Food Safety Law means all applicable law which relates to Food Safety Matters. Food Safety Matters means food safety, content and/or hygiene including in so far as they relate to animal slaughter and food production, processing, storage, handling, sale and service.

Foreign Tax Evasion Offence means conduct which: (a) amounts to an offence under the law of a foreign country; (b) relates to a breach of a duty relating to a tax imposed under the law of that country; and (c) would be regarded by the courts of any part of the United Kingdom as amounting to being knowingly concerned in, or in taking steps with a view to, the fraudulent evasion of that tax. Fundamental Warranties means the Warranties in paragraphs 1, 2, 3, 5, 6, 7 and 8 of Schedule 2 (Warranties). Fundamental Warranty Claim means any claim, whether in contract or otherwise, in relation to or for any breach of the Fundamental Warranties or clause 2.2 (Sale and purchase of shares). General Warranties means the warranties given by the Seller in clause 10.1 (Seller Warranties), other than the Fundamental Warranties and the Tax Warranties. General Warranty Claim means a claim for or in respect of any breach of the General Warranties. Group Life Assurance Scheme means the Samworth Brothers Limited Group Life Assurance Scheme 2022. Hazardous Substance has the meaning given in the Hive Down Agreement. Hive Down Agreement means the Agreed Form hive down agreement between (i) the Seller and (ii) the Company, to be entered into on or about the date of this agreement. Hive Down Completion means completion of the transactions contemplated by the Hive Down Agreement in accordance with its terms. Hive Down Completion Date means the date of Hive Down Completion. Hive Down Condition has the meaning given in clause 4.1(c) (Conditions). Incentive Plan means any incentive, bonus, commission or similar plan, agreement, arrangement, obligation, or commitment of the Company or any Seller Group in which any Employee or their dependants may participate from time to time, whether involving cash or shares or any other securities. Initial Consideration has the meaning given in clause 3.1 (Consideration). Initial Consideration Schedule has the meaning given in clause 3.2 (Consideration). Initial Shares means one ordinary share of one pound (£1) in the share capital of the Company. Insurance Contracts has the meaning given in the Hive Down Agreement and Insurance Contract means any of them. Intra-Group Arrangements means: (a) all agreements between any member of the Seller Group and the Company; and (b) any other intra-group arrangements between the Seller Group and the Company relating to the provision of services, or grant of rights and privileges, between them.

Private & Confidential DLA Piper | 11 IP has the meaning given in the Hive Down Agreement. IP Assignment Deed has the meaning given in the Hive Down Agreement. Key Customers has the meaning given in the Hive Down Agreement. Leakage means the following if, but only to the extent, undertaken in the period from Hive Down Completion to Completion (except Permitted Leakage): (a) any dividend or other distribution declared, paid or made by the Company; (b) any payment (whether in relation to its share capital or otherwise) by the Company to the Seller Group; (c) any payment by the Company of advisers' fees, costs and expenses in connection with the transaction contemplated by this agreement; (d) any payment by the Company of bonuses to employees of the Company or the Seller Group as a result of Completion and related employer’s national insurance contributions and growth and skills levy (other than the Completion Bonuses and Employer's NICs); (e) any transfer of Assets by the Company to the Seller Group; (f) any transfer of assets (other than Assets) to the Company from the Seller Group; (g) any waiver, forgiveness, release or write-off of any debt or other amount owed to the Company by the Seller Group or, at the direction or request of any member of the Seller Group, by any third party, or any assumption by the Company of any debt or obligation owed by any member of the Seller Group to any third party; (h) any assumption or incurring of any liability by the Company on behalf of the Seller Group except Assumed Liabilities; (i) any agreement by the Company to do anything set out in paragraphs (a) to (h) above; and (j) any Tax payable or incurred by the Company (including any irrecoverable VAT) as a result of any of the matters referred to in paragraphs (a) to (i) above. Leakage Amount, in relation to any Leakage, means the aggregate of the following if, but only to the extent that, they constitute such Leakage: (a) the payments made, or agreed to be made, and the Tax payable or incurred, but in any event not including any recoverable VAT; (b) in respect of any assets transferred to the Seller Group, the market value of the asset transferred, or agreed to be transferred, less any cash and the market value of any other consideration received, or to be received, for it; (c) in respect of any asset transferred to any Group Company, the amount of cash and the market value of any other consideration paid, or to be paid, for it, less the market value of the asset transferred or agreed to be transferred; (d) the amount of the debt waived or otherwise released, or agreed to be waived or otherwise released; and (e) the amount of the liabilities assumed or incurred, or agreed to be assumed or incurred.

Lease Contracts has the meaning given in the Hive Down Agreement and Lease Contract means any of them. Loan Agreement has the meaning given in the Hive Down Agreement. Longstop Time means the date falling twelve (12) months following the date of this agreement unless, the CMA begins a Phase 2 Investigation, in which case Longstop Time shall mean the date falling twenty-four (24) months following the date of this agreement, or in each case, such other date as agreed in writing between the Seller and the Purchaser. Losses means any and all losses, liabilities, Taxes, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related irrecoverable VAT. Management Accounts means the unaudited balance sheet of the Business as at 31 July 2026 and the unaudited profit and loss account of the Business for the period from the Carve- Out Accounts Date and ended on 31 July 2026. Managing Director Bonus Entitlement has the meaning given in the Hive Down Agreement. Material Adverse Change means any adverse change, act, event or omission (or series of changes, acts, events or omissions) occurring between the date of this agreement and Completion (other than one arising from an act or omission of the Purchaser or any member of the Purchaser Group) which gives rise to or would give rise to: (a) a diminution in the value of the net assets of the Business of [***]% or more from that disclosed in the Carve-Out Accounts; or (b) a diminution in the EBITDA of the Business of £[***] or more, in the 12-month period immediately following the date on which the relevant change, act, event or omission (or series of changes, acts, events or omissions) takes place, provided that such determination shall exclude any such adverse change or effect: (i) caused by: (A) variations in stock market conditions, interest rates, exchange rates, commodity prices or other general economic conditions (except to the extent that their impact on the Business is disproportionate to the effect on other similar businesses operating in the UK food manufacturing sector); (B) changes in conditions generally affecting the UK food manufacturing sector (except to the extent that their impact on the Business is disproportionate to the effect on other similar businesses operating in the UK food manufacturing sector); (C) changes in law or regulation or accounting standards or practices; (D) matters disclosed in the Disclosure Letter (to the extent so Disclosed); (E) implementing the transactions contemplated by this agreement and the Hive Down Agreement pursuant to their respective terms; or (ii) from which the losses arising are recoverable through insurances maintained by the Seller Group; or

Private & Confidential DLA Piper | 13 (iii) that is otherwise remedied prior to Completion, with the Seller being solely responsible for any costs arising from such remedy. Material Contract has the meaning given in paragraph 30.6 of Schedule 2 (Warranties). Material Dedicated Contract has the meaning given in the Hive Down Agreement. Material Shared Contract has the meaning given in the Hive Down Agreement. Meat Supply Agreement means the agreement for the supply of meat products to be entered into between the Company and the Seller in the Agreed Form. NEST Pension Scheme means the defined contribution pension scheme run by the Nest Corporation. New Trade Effluent Consents means any trade effluent consents granted by Severn Trent that are required to be held by the Company to operate the Business after the Hive Down Completion. Non-Acceptance Notice has the meaning given in paragraph 1.2 of Part 3 of Schedule 6 (Completion Accounts). Non-Clean Team Data Room Folder means the folder titled "PIANO - Non Clean Team" in the Data Room. Non-Property Assets has the meaning given in the Hive Down Agreement. Non-Transferring Employee has the meaning given in the Hive Down Agreement. Non-Tax Claim means any Claim other than a Tax Claim. Notice has the meaning given in clause 25.1 (Notices). Payment has the meaning given in paragraph 1.5 of Part 1 of Schedule 3 (Tax). Payment Account has the meaning given in clause 19.1 (Payments). Payment Obligation has the meaning given in paragraph 1.5 of Part 1 of Schedule 3 (Tax). Pension Schemes means the DB Pension Scheme, the DC Pension Scheme, and the NEST Pension Scheme. Pensions Regulator means The Pensions Regulator, the body corporate established under section 1 of the Pensions Act 2004. Permitted Leakage means any of, or any agreement to do any of, the following: (a) any payments to the Seller Group pursuant to the Excluded Intra-Group Arrangements between the Hive Down Completion Date and the Completion Date, together with any related VAT payable or incurred by the Company in respect of the same; (b) settlement of the consideration by the Company pursuant to the Hive Down Agreement (and VAT (if any) on such consideration, together with associated interest and penalties, to the extent agreed to be borne by the Company under the terms of the Hive Down Agreement, though for the avoidance of doubt neither party expects any such VAT to arise); and

(c) any other amounts incurred or paid or agreed to be paid or payable to or for the benefit of the Seller or any member of the Seller Group, and any liability, cost or expense incurred in connection with any matter, in each case undertaken at the written request of, or with the prior written consent of the Purchaser, provided that such request or consent refers specifically to the item being deemed to be Permitted Leakage. Personal Data has the meaning given in the UK GDPR. Plant and Machinery means all fixed plant, machinery and all other equipment used or to be used in connection with the Business together with all loose plant, machinery and all other equipment used or to be used in connection with the Business. Post-Signing Matters means matters arising after the date of this agreement but before Completion. Pre-Contractual Statement has the meaning given in clause 23.1 (Entire agreement). Processing has the meaning given in the UK GDPR. Property or Properties has the meaning given in the Hive Down Agreement. Purchaser Call Option Window means the three Business Day period commencing on the Business Day immediately following the end of the Seller Put Option Window. Purchaser Group means the Purchaser, any parent undertaking of the Purchaser for the time being, and any undertaking which, in relation to the Purchaser and/or any such parent undertaking, is a subsidiary undertaking for the time being, including the Company with effect from Completion (and references to a member of the Purchaser Group or, in the case of any member of the Purchaser Group, to its group shall be construed accordingly). Purchaser’s Designated Account means the bank account, details of which shall be notified to the Seller by the Purchaser at least [***] Business Days prior to Completion. Purchaser’s Lawyers means White & Case LLP of 5 Old Broad Street, London, EC2N 1DW. Put Option has the meaning given in clause 2.1(b). Rebranding Period means the period of six (6) months from the Completion Date. Recipient has the meaning given in clause 25.4 (Notices). Registered Business IP has the meaning given in paragraph 25.2 of Schedule 2 (Warranties). Regulations has the meaning given in the Hive Down Agreement. Relevant Part has the meaning given in the Hive Down Agreement. Relevant Period means the two (2) year period ending on the date of this agreement. Relevant Personal Data means Personal Data transferred as part of the Assets under the Hive Down Agreement. Representatives means, in relation to any person, its directors, officers, employees, legal, accounting, financial and other advisers, consultants, agents or brokers (as applicable). Sanctioned Person means a person, organisation or entity: (a) designated on any Sanctions List;

Private & Confidential DLA Piper | 15 (b) that is, or is part of (including any agency or instrumentality of), a government of a Sanctioned Territory; (c) directly or indirectly owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions Law or in any related official guidance) by any of the foregoing; (d) located, organised, operating from, incorporated under the laws of or residing in any Sanctioned Territory; or (e) otherwise a target of any Sanctions Law, or is acting on behalf of any of the persons listed in paragraphs (a) to (d) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Sanctions Law. Sanctioned Territory means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Law, which as at the date of this agreement currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine/Sevastopol and the so-called Luhansk and Donetsk People’s Republics. Sanctions Authority means: (a) the United States; (b) the United Nations Security Council; (c) the European Union or any member state thereof; (d) the United Kingdom; or (e) the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC), the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S government, and HM Treasury. Sanctions Law means economic or financial sanctions, restrictive measures, trade embargoes or export control laws imposed, administered or enforced from time to time by any Sanctions Authority including, for the avoidance of doubt, any Sectoral Sanctions. Sanctions List means any of the lists of asset-freeze designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, and the Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; and the Consolidated List of Financial Sanctions Targets in the UK administered by HM Treasury. Sectoral Sanctions means sanctions imposed by any Sanctions Authority which do not freeze the assets of or prohibit the provision of any funds or economic resources to a designated person, but merely restrict the ability of certain individuals or entities to access financing or export or import goods, technology, or services. Seller Group means: (a) the Seller, any parent undertaking of the Seller, and any undertaking which, in relation to the Seller and/or any such parent undertaking, is a subsidiary undertaking, in each case from time to time; and

(b) for the purposes of clause 12 only, any other company that was a subsidiary undertaking of the Seller at the Completion Date but has ceased to be so since that date, excluding in both cases the Company (and any reference to a member of the Seller Group or, in the case of any member of the Seller Group, to its group shall be construed accordingly). Seller Name and Logo has the meaning given in the Hive Down Agreement. Seller Put Option Window means the three Business Day period commencing one Business Day after the later of (i) Hive Down Completion; (ii) satisfaction of the CMA Condition; and (iii) satisfaction (or waiver by the Purchaser) of the Customer Condition. Seller’s Designated Account means the bank account, details of which shall be notified in writing to the Purchaser by the Seller at least [***] Business Days prior to Completion. Seller’s Lawyers means DLA Piper UK LLP of 160 Aldersgate Street, London EC1A 4HT. Seller’s W&I Contribution means an amount equal to [***]%) of the W&I Costs. Senior Employee has the meaning given in paragraph 36.1 of Schedule 2 (Warranties). Shared Contracts has the meaning given in the Hive Down Agreement. Shared IP has the meaning given in clause 13.1. Shares means, collectively, the Initial Shares and the Consideration Shares, which will at Completion constitute the whole of the issued share capital of the Company. Stock has the meaning given in the Hive Down Agreement. Storage Agreement means the agreement for the storage of the Company’s products to be entered into between the Company and the Seller in the Agreed Form. Subrogation Waiver has the meaning given in clause 8.3(a). Target Working Capital means £[***]. Tax has the meaning given in paragraph 1.1 of Part 1 of Schedule 3 (Tax). Tax Authority has the meaning given in paragraph 1.1 of Part 1 of Schedule 3 (Tax). Tax Claim means a Tax Covenant Claim or any claim, whether in contract or otherwise, in relation to or for any breach of the Tax Warranties. Tax Covenant means any covenant set out in paragraph 2 of Part 1 of Schedule 3 (Tax). Tax Covenant Claim means a claim under the Tax Covenant. Tax Evasion Facilitation Offence means where a person either: (a) commits an offence under the law of any part of the United Kingdom consisting of: (i) being knowingly concerned in, or in taking steps with a view to, the fraudulent evasion of a tax by another person who has committed a UK Tax Evasion Offence facilitated by that conduct;

Private & Confidential DLA Piper | 17 (ii) aiding, abetting, counselling or procuring the commission of a UK Tax Evasion Offence; or (iii) being involved in the commission of an offence consisting of being knowingly concerned in, or in taking steps with a view to, the fraudulent evasion of a tax; or (b) engages in conduct which: (i) amounts to an offence under the law of a foreign country; (ii) relates to the commission by another person of a Foreign Tax Evasion Offence under that law; and (iii) would, if the Foreign Tax Evasion Offence were a UK Tax Evasion Offence, amount to a Tax Evasion Facilitation Offence under paragraph (a) above. Tax Steps Plan means the Project Piano Steps Paper prepared by Coleby Associates LLP and uploaded to the Data Room at document 6.4. Tax Warranties means the warranties set out in Part 2 of Schedule 3 (Tax). Tax Warranty Claim means any claim, whether in contract or otherwise, in relation to or for any breach of the Tax Warranties. Termination Event has the meaning given in clause 6.5(b) (Pre completion termination). Termination Notice has the meaning given in clause 6.5(b) (Pre completion termination). Third Parties has the meaning given in clause 17.1 (Third party rights). Third Party Consents means any consents, approvals, permissions or licences from Third Party Suppliers required in order for the Seller to provide the services under the Transitional Services Agreement in accordance with its terms, which specifically do not include any assignments and/or novations in relation to transferring contracts under the Hive Down Agreement. Third Party Suppliers means third parties that provide goods or services that are used in the provision of the services under the Transitional Services Agreement. Trade Effluent Consents has the meaning given in the Hive Down Agreement. Transitional Services Agreement means the transitional services agreement to be entered into between the Seller and the Company in the Agreed Form. UK Tax Evasion Offence means: (a) an offence of cheating the public revenue; or (b) an offence under the law of any part of the United Kingdom consisting of being knowingly concerned in, or in taking steps with a view to, the fraudulent evasion of a tax. W&I Insurer means Acquinex Limited. W&I Costs means £[***].

W&I Policy means the buy side warranty and indemnity insurance policy entered into on or around the date of this agreement between the W&I Insurer and the Purchaser. Warranties means the warranties given by the Seller in clause 10.1, which are contained in Schedule 2 (Warranties) and Part 2 of Schedule 3 (Tax). Warranty Claim means a claim, whether in contract or otherwise, in relation to or for any breach of the Warranties. 1.2 In this agreement (unless the context requires otherwise): (a) the terms company, body corporate, subsidiary, holding company, undertaking, subsidiary undertaking, parent undertaking, debenture, paid up and officer have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company; (b) the term group, in relation to a body corporate, means the body corporate, any parent undertaking of it, and any undertaking which, in relation to the body corporate and/or any such parent undertaking, is a subsidiary undertaking; (c) £ and pounds means the lawful currency of the United Kingdom; (d) a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 of the Corporation Tax Act 2010; (e) including, includes or in particular means including, includes or in particular without limitation; and (f) to the extent that shall mean to the extent that and not solely if. 1.3 In this agreement (unless the context requires otherwise), any reference to: (a) any gender also indicates any other genders, and the singular includes the plural (and vice versa); (b) a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; a person includes an individual, company, partnership, unincorporated association or Authority (whether or not having a separate legal personality); and any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business; (c) any time of day or date is to that time or date in London; (d) a day shall be a period of twenty four (24) hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified; (e) a month or a year shall be to a calendar month or a calendar year respectively; (f) law or laws includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, legislation, subordinate legislation, treaties, regulations, directives and bye laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement);

Private & Confidential DLA Piper | 19 (g) legislation or a legislative provision includes the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any subordinate legislation, in each case for the time being in force (whether before, on or after the date of this agreement); (h) any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include the specific term stated in the language of such other jurisdiction immediately after it or, if no such term is stated, what most nearly approximates to such English term in such other jurisdiction; and any reference to any specific English law shall be deemed to include any equivalent or similar law in any other jurisdiction; (i) any indemnity or covenant to pay being given on an After-Tax Basis shall be interpreted in accordance with paragraph 1.5 of Part 1 of Schedule 3 (Tax); and (j) writing or written includes any method of representing or reproducing words in a legible form. 1.4 Unless the context requires otherwise, any reference in this agreement to a clause or Schedule is to a clause of or Schedule to this agreement, any reference to a part or paragraph is to a part or paragraph of a Schedule to this agreement, any reference within a Schedule to a part is to a part of that Schedule, and any reference within a part of a Schedule to a paragraph is to a paragraph of that part of that Schedule. 1.5 This agreement incorporates the Schedules to it. 1.6 The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement. 1.7 Unless expressly stated otherwise herein, the expressions “ordinary course of business” or “ordinary course of trading” mean the ordinary and usual course of business of the Business, consistent in all material respects (including nature and scope) with the prior practice of the Business during the Relevant Period. 2 Option grants and sale and purchase of shares 2.1 Subject to the terms of this agreement: (a) the Seller grants to the Purchaser an irrevocable option to purchase the Shares which may be exercised during the Purchaser Call Option Window (the “Call Option”); and (b) the Purchaser grants to the Seller an irrevocable option to sell the Shares which may be exercised during the Seller Put Option Window (the “Put Option”). 2.2 Each of the Put Option and Call Option may be exercised by the option holder serving written notice on the other party. 2.3 If either the Call Option or Put Option is exercised: (a) the Seller shall sell and the Purchaser shall purchase the Shares on the Completion Date and on the terms of this Agreement; and (b) the Shares shall be sold with full title guarantee, free from all Encumbrances and together with all rights of any nature that attach or which may at any time become attached to them, including the right to receive all dividends and distributions declared, paid or made by the Company on or after the date of this agreement.

2.4 The Seller: (a) covenants with the Purchaser that it has the right to transfer or to procure the transfer of the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this agreement; and (b) covenants with the Purchaser that it shall at its own expense do everything required by the Purchaser from time to time in order to vest any of the Shares in the Purchaser. 3 Consideration 3.1 The Purchaser shall pay the initial consideration for the Shares (the “Initial Consideration”) to the Seller at Completion, which shall be determined as follows: (a) the Cash Free/Debt Free Price; plus (b) the Estimated Cash; less (c) the Estimated Debt; (d) either: (i) plus the Estimated Working Capital Excess; or (ii) less the Estimated Working Capital Shortfall; and (e) less the Seller’s W&I Contribution. 3.2 No later than [***] Business Days prior to the Completion Date, the Seller shall deliver to the Purchaser a schedule prepared in good faith listing the amounts of Estimated Cash, Estimated Debt, Estimated Working Capital and the Estimated Working Capital Excess or Estimated Working Capital Shortfall (as applicable) (the “Initial Consideration Schedule”), including within the Initial Consideration Schedule reasonable supporting evidence. In the event that Completion is deferred beyond the intended Completion Date in accordance with clause 7.4(b) (Completion) and the Initial Consideration Schedule has been delivered to the Purchaser prior to such deferral occurring, the Seller shall be entitled to deliver a revised Initial Consideration Schedule to the Purchaser in accordance with this clause 3.2 and the Initial Consideration Schedule previously submitted shall cease to apply or be relevant for all purposes. 3.3 Not later than the expiry of [***] Business Days following the Purchaser’s receipt of the Initial Consideration Schedule pursuant to clause 3.2 (Consideration), the Purchaser may by written notice provide details of any line item in the Initial Consideration Schedule that it disputes. If the Purchaser gives such notice within such time period, then the Seller and the Purchaser shall thereafter co-operate in good faith to resolve each such disputed line item as soon as reasonably practicable and in any event by no later than the date falling [***] Business Days before Completion. If, during such time period, the Seller and the Purchaser, each acting in good faith: (a) agree upon a disputed line item, then such line item as agreed shall replace the disputed line item in the Initial Consideration Schedule; or (b) do not agree upon a disputed line item, then no change shall be made to the disputed line item in the Initial Consideration Schedule, and such Initial Consideration Schedule (as so amended) shall constitute the Initial Consideration Schedule for all purposes under this agreement. If the Purchaser does not raise

Private & Confidential DLA Piper | 21 any disputes in relation to the Initial Consideration Schedule or if any disputed line item is not agreed upon, that shall not constitute any waiver of any right to challenge or dispute any item in the Initial Consideration Schedule during the course of preparing, and/or in respect of the agreement or determination of, the Completion Accounts under Schedule 6 (Completion Accounts) and/or prejudice the obligations of each party under clause 3.6 (Consideration). 3.4 The total consideration for the sale of the Shares shall be the payment by the Purchaser to the Seller in accordance with the terms of this agreement of the “Final Consideration”, which shall be calculated as follows: (a) the Cash Free/Debt Free Price; plus (b) the Actual Cash; less (c) the Actual Debt; (d) either: (i) plus the Actual Working Capital Excess; or (ii) less the Actual Working Capital Shortfall; and (e) less the Seller’s W&I Contribution. 3.5 When the Completion Accounts have been finally agreed or determined in accordance with this agreement, the Final Consideration shall be determined and: (a) if the Final Consideration is the same as the Initial Consideration, no further payment by either the Purchaser or the Seller shall be required; (b) if the Final Consideration is greater than the Initial Consideration, the Purchaser shall pay an amount equal to the difference to the Seller; or (c) if the Final Consideration is less than the Initial Consideration, the Seller shall pay an amount equal to the difference to the Purchaser. 3.6 Any required adjustment to the Initial Consideration in accordance with clause 3.5 (Consideration) shall be paid by the party owing such amount within [***]Business Days after the Completion Accounts have been agreed or determined in accordance with Schedule 6 (Completion Accounts). 3.7 The Final Consideration (as adjusted in accordance with this agreement) shall to the extent permitted by applicable law be adopted for all Tax and accounting reporting purposes (save in respect of a request for stamping of a stock transfer form on a preliminary basis from HMRC). 4 Conditions 4.1 Conditions The exercise period of each of the Call Option and Put Option will not commence until the following conditions are satisfied or waived (as applicable) by the Longstop Time: (a) either: (i) the Purchaser having received written confirmation from the CMA that the CMA has no further questions in relation to the Acquisition following submission of the CMA Briefing Paper and (on the date on which all other Conditions have either been satisfied or waived in accordance with this agreement) the CMA not having opened a Phase 1 merger investigation (a Phase 1 Investigation) into the Acquisition; (ii) if a Phase 1 Investigation into the Acquisition has been opened, the CMA having issued a written decision that the Acquisition (or any part of it or any matter arising from it) will not be subject to a reference to the CMA’s chair for the constitution of a group under schedule 4 of the Enterprise and Regulatory Reform Act 2013 (a Phase 2 Referral); or (iii) in the event there is a Phase 2 Referral and the CMA begins a Phase 2 merger investigation (a Phase 2 Investigation), the Purchaser having received confirmation from the CMA that the Acquisition is permitted to proceed on either: (A) any terms which do not involve any of the matters listed in clauses 4.2(b) or 4.2(c); (B) any terms which involve any of the matters listed in clause 4.2(b) and which are reasonably satisfactory to the Purchaser; or (C) any terms which involve any of the matters listed in clause 4.2(c) and which are reasonably satisfactory to the Seller, (together, the CMA Condition); (b) the [***] consent in the Agreed Form having been received in relation to the Acquisition, provided that the Customer Condition shall not be treated as satisfied (or, if previously satisfied, shall be deemed to have ceased to be satisfied) if, at any time prior to Completion, [***] (i) withdraws or revokes such consent; or (ii) ceases, or gives written notice of its intention to cease, to do business with the Business (the Customer Condition); (c) completion of the transactions contemplated by the Hive Down Agreement in accordance with its terms (the Hive Down Completion) (the Hive Down Condition). 4.2 Satisfying the CMA Conditions (a) The Purchaser shall, subject to clause 4.2(b), use best efforts to procure that the CMA Condition is satisfied as soon as reasonably practicable following this agreement and, in any event, by the Longstop Time. In particular: (i) subject to the Seller complying with its obligations under clause 4.2(a)(ii), the Purchaser shall: (A) submit the CMA Briefing Paper to the CMA as soon as reasonably possible and in any event within [***] Business Days of the date of this agreement; (B) make all other filings, submissions, responses and notifications as may be necessary or advisable in order to procure satisfaction of the CMA Condition, to the CMA as soon as reasonably practicable and, in any event and where applicable, prior to any deadline (as the same may be extended by the CMA) for submission of such filing, submission, responses or notification as may be set by the CMA;

Private & Confidential DLA Piper | 23 (C) provide the Seller with a reasonable opportunity to comment on the drafts of all such filings, submissions, responses and notifications and consider in good faith all timely comments received; (D) not, and shall procure that its group shall not, enter into any arrangement which is reasonably foreseeable to prejudicially affect or delay satisfaction of the CMA Condition; and (E) give the Seller and its legal advisers reasonable notice of and the opportunity to participate in all meetings and material telephone calls with the CMA (unless such participation is explicitly prohibited by the CMA); and (F) subject to clause 4.2(b), offer, accept and agree any remedies, including both structural and behavioural remedies, which may be required to obtain CMA clearance as soon as reasonably practicable and in any event before the Longstop Time (it being understood that this obligation does not require the Purchaser to make any offer in Phase 1); (ii) each party shall: (A) promptly provide to the other all information available to it that is necessary or desirable for the preparation of the CMA Briefing Paper or any other filings or submissions to, or responses to requests for information from, the CMA; (B) consult each other to, and provide reasonable opportunity to comment in order to, prepare responses to any requests for information from the CMA that are addressed directly to the Seller or the Purchaser, and submit such responses promptly and in accordance with any time limit; and (C) co-operate with the other party and provide such assistance and access to information and personnel as may reasonably be requested or required by the other party in connection with the CMA Condition; and (iii) the Purchaser’s obligation in this clause 4.2 to use best efforts to procure that the CMA Condition is satisfied as soon as reasonably practicable does not preclude the Purchaser from seeking to satisfy that obligation through a Phase 2 Investigation. Subject always to clause 4.2(b), if the Purchaser does not in good faith offer a remedy during the course of a Phase 1 Investigation, the Seller may elect to terminate this Agreement within [***]Business Days of the initiation of a Phase 2 Investigation (“Termination Election”). (b) Nothing in this agreement shall oblige the Purchaser to accept any remedy requiring: (i) the sale of any assets of the Purchaser’s Group; or (ii) the sale of any Assets that contributed more than thirty million pounds (£[***]) of revenues in the financial year of the Business immediately preceding the date of this agreement. (c) Prior to offering to the CMA any undertaking or condition for the purposes of satisfying the CMA Condition which will result in:

(i) a materially adverse impact on the contract with Tesco and/or the revenues generated by it for the Business; or (ii) the sale of any Assets that contributed more than thirty million pounds (£[***]) of revenues for the Business in its last financial year, the Purchaser shall consult with the Seller regarding any such proposed undertakings or conditions and provide the Seller with a reasonable opportunity to comment on or reject in writing such undertakings or conditions. (d) Nothing in this clause 4.2 shall oblige the Purchaser or the Seller to provide to the other any of its own or its group’s confidential business information, but such information must instead be provided to the other’s external lawyers on a confidential lawyer to lawyer basis. 4.3 Non-satisfaction of the CMA Condition (a) The CMA Condition shall be deemed not satisfied, and this agreement shall terminate, in circumstances where: (i) at any time and for any reason, the CMA prohibits the Acquisition or otherwise refuses consent to the Acquisition; (ii) the CMA Condition is not satisfied by the Longstop Time; or (iii) if the Seller has rejected in writing to any proposed undertaking or condition in accordance with clause 4.2(c) and the CMA Condition is not otherwise capable of satisfaction prior to the Longstop Time. (b) In the event the Purchaser breaches any of its obligations set out in clause 4.2(c), the Seller may (at its sole discretion) elect to terminate this agreement by providing written notice of such election to the Purchaser. 4.4 Break Fee (a) In the event that: (i) this agreement is terminated pursuant to clauses 4.3(a)(i), or 4.3(a)(ii); or (ii) the Purchaser breaches any of its obligations set out in clause 4.2(c), and provided the Seller has satisfied its obligations under this clause 4, the Purchaser shall pay to the Seller one million four hundred and fifteen thousand pounds (£[***]) (the Break Fee) within [***] Business Days of such termination by way of compensation for loss anticipated to be suffered by the Seller in connection with this agreement and the transactions contemplated hereunder. For the avoidance of doubt, if the CMA Condition is not satisfied (or this agreement is terminated) as a result of either the Seller rejecting or otherwise not consenting to, any proposed undertaking or condition in accordance with clause 4.2(c) or as a result of a Termination Election served by the Seller, the Break Fee will not be payable by the Purchaser. (b) The parties to this agreement intend and shall use best efforts to secure that, if payable, the Break Fee is purely to compensate the Seller for any loss suffered and is not treated for VAT purposes as consideration for a taxable supply. If, however, the Break Fee is treated by HMRC or any other Tax Authority, in whole or in part, as consideration for a taxable supply for VAT purposes, then the amount of the Break Fee shall be regarded as exclusive of any VAT.

Private & Confidential DLA Piper | 25 (c) Each of the parties acknowledges and agrees that: (i) the agreements in this clause 4.4 are an integral part of this agreement and the transactions contemplated hereunder; (ii) the Break Fee pursuant to this clause 4.4 is: (i) proportionate to the legitimate interest of the Seller in the enforcement of the Purchaser’s primary obligations pursuant to this agreement; (ii) not a penalty; and (iii) reasonable; and (iii) without the agreements contained in this clause 4.4 the parties would not enter into this agreement. 4.5 Satisfying the Customer Condition (a) The Seller shall procure satisfaction of the Customer Condition as soon as reasonably practicable and, in any event, by the Longstop Time. (b) The Seller undertakes to notify the Purchaser in writing of anything which will or may prevent the Customer Condition from being satisfied on or before the Longstop Time promptly after it comes to its attention. (c) The Seller undertakes to notify the Purchaser as soon as possible on becoming aware that the Customer Condition has been satisfied, and in any event within one (1) Business Day of such satisfaction. (d) The Purchaser shall co-operate with the Seller and provide such assistance and access to information and personnel as may reasonably be requested or reasonably required by the Seller in connection with the Customer Condition. 4.6 Satisfying the Hive Down Condition (a) Subject only to the conditions set out in clause 7.1 of the Hive Down Agreement having been satisfied in accordance with the terms of the Hive Down Agreement, the Seller shall procure satisfaction of the Hive Down Condition as soon as reasonably practicable and, in any event, by the Longstop Time. (b) The Seller shall and (until Completion) shall procure that the Company shall comply with their respective obligations under the Hive Down Agreement. (c) The Seller shall procure that the transactions contemplated by the Hive Down Agreement are undertaken in accordance with the Tax Steps Plan. (d) The Seller shall not and (until Completion) shall procure that the Company shall not amend, vary or waive any terms or conditions of the Hive Down Agreement without the prior written consent of the Purchaser (at the Purchaser’s sole discretion). (e) The Seller shall not and (until Completion) shall procure that the Company shall not agree satisfaction of the condition set out in clause 7.1(b) of the Hive Down Agreement without the prior written consent of the Purchaser such consent not to be unreasonably withheld or delayed. (f) The Seller shall not and (until Completion) shall procure that the Company shall not agree the terms of the Environmental Transitional Services Agreement without the prior written consent of the Purchaser. (g) The Seller shall not and (until Completion) shall procure that the Company shall not amend, vary or waive any terms or conditions of the Distribution Agreement, Meat Supply Agreement and/or the Storage Agreement.

(h) The Seller undertakes to notify the Purchaser in writing of anything which will or may prevent any of the Hive Down Condition from being satisfied on or before the Longstop Time promptly after it comes to its attention. (i) The Seller undertakes to notify the Purchaser as soon as possible on becoming aware that the Hive Down Condition has been satisfied, and in any event within one (1) Business Day of such satisfaction. 5 Employees 5.1 Information and assistance (a) The Purchaser undertakes to, and to procure that each relevant member of the Purchaser Group (as relevant) shall: (i) cooperate with the Seller and the Company and provide all reasonable information and assistance to each as they may reasonably require in order for the Seller and the Company to comply with their obligations under the Regulations; and (ii) provide to the Seller or relevant member of the Seller Group, details of any measures that the Purchaser envisages it will take in relation to any Employees. The Purchaser warrants that it has disclosed full and accurate details of any measures which, to the best of its knowledge as at the date of this Agreement, the Purchaser envisages it will take in relation to any Employees on or after Completion (or if no such measures will be taken, confirmation to the Seller of that fact in writing), in each case, to enable the Seller and the Company to comply with their respective obligations under Regulation 13 of the Regulations in connection with the transfer contemplated by the Hive Down Agreement. (b) The Seller undertakes to, and shall procure that the Company undertakes to, take into account the measures provided by the Purchaser to the Seller or relevant member of the Seller Group in accordance with clause 5.1 (a) (ii) above and include such measures as part of the information and, if applicable, consultation process with appropriate representatives of the Employees in accordance with the Regulations and the Hive Down Agreement. (c) The Purchaser undertakes that it has not proposed and will not propose or take any action or omit to act for a period of 12 months following the Completion Date which act or omission is likely to lead to any Employee to claim that any member of the Seller Group is in breach of contract and/or in breach of any statutory employment rights or that the transfer involves or would involve a substantial change in working conditions to their material detriment, and the Purchaser shall discharge and hereby undertakes to indemnify the Seller, on an After Tax basis, for a period of 12 months following the Completion Date, against any Losses suffered or incurred by the Seller or any member of the Seller Group arising from or in respect of the Employees as a result of any breach of the Purchaser's obligations under this clause 5.1(c). Notwithstanding the foregoing, the liability of the Purchaser or any member of the Purchaser Group under this clause 5.1(c) and clauses 14.6 and 14.7(f) of the Hive Down Agreement shall not exceed an amount equal to £[***]. (d) The Seller and the Purchaser agree that after the date of this agreement, the Employees listed in Schedule 4 (Employees) of the Hive Down Agreement may (i) in the ordinary course of business, and (ii) otherwise with the Purchaser's consent, not to be unreasonably withheld, be amended to remove or add any person assigned to the Business.

Private & Confidential DLA Piper | 27 (e) The Seller agrees that at each relevant time that the Managing Director is eligible for payment of any Managing Director Bonus Entitlement, the Seller covenants to pay to the Purchaser on an After-Tax Basis an amount equal to: (i) the gross amount of the Managing Director Bonus Entitlement, being the amount before deduction of any income tax and employee's national insurance contributions that the Company (or such member of the Purchaser's Group as applicable) is required to withhold when paying the Managing Director Bonus Entitlement to the Managing Director via payroll; plus (ii) all employer’s National Insurance contributions, apprenticeship levy, the Growth and Skills Levy and any similar or replacement sums payable in respect of such amount. The Purchaser undertakes to procure the payment of the Managing Director Bonus Entitlement to the Managing Director as agent for the Seller. 5.2 The Regulations The Seller and the Purchaser consider that the transactions contemplated by the Hive Down Agreement constitute a relevant transfer for the purposes of the Regulations. The Seller undertakes to, and to procure that each member of the Seller Group shall (as relevant): (a) comply with its, or their, obligations under the Regulations in relation to the transactions contemplated by this agreement and the Hive Down Agreement; (b) keep the Purchaser informed of the progress of the information and, if applicable, consultation process with the appropriate representatives of the Employees in relation to the transactions contemplated by this agreement and the Hive Down Agreement, insofar as this is permitted by law and provided that such information is subject to appropriate confidentiality obligations; and (c) insofar as reasonably practicable consult with the Purchaser in respect of any material communications to the Employees or their appropriate representatives, as part of the information and, if applicable, consultation process referred to at 5.2(b). 5.3 The Seller shall indemnify and keep indemnified the Purchaser on an After-Tax Basis against any Losses incurred by the Purchaser or any member of the Purchaser Group arising from or in connection with: (a) the employment and the termination of employment of the Employees prior to Completion (including, for the avoidance of doubt, the employment of the Employees by the Company prior to Completion); (b) subject to the Purchaser's compliance with clause 14.8(f) of the Hive Down Agreement, the employment or engagement and the termination of employment or engagement of all Excluded Employees; (c) any act or omission of the Seller Group (or for which any member of the Seller Group is vicariously liable) in respect of any Employee prior to Completion; (d) any breach by the Seller, the Company or any member of the Seller Group of its obligations under the Regulations or failure by the Seller, the Company or any member of the Seller Group to comply with the Regulations, save to the extent that any such failure by the Company is caused by any failure of the Purchaser to comply with clause 5.1(a)(ii); and (e) any remuneration or liabilities (including all wages, salary, commission, pension, pension contributions, holiday pay, emoluments, allowances, benefits, sick pay, maternity pay, expenses, benefits in kind, bonuses, other contributions, PAYE, income tax, national insurance or other relevant national statutory deductions required by law and incentive payments) payable to or in respect of any Employee which has accrued prior to Completion (regardless of when such remuneration or liabilities become due). 5.4 Pensions The Seller shall indemnify on an After-Tax Basis and hold the Purchaser harmless from and against all Losses suffered or incurred by the Purchaser or the Company or any member of the Purchaser Group arising directly as a result of the Pensions Regulator exercising its powers to issue: (a) a contribution notice under section 38 of the UK Pensions Act 2004 on or before the date which is six (6) years from Completion; or (b) a financial support direction under section 43 of the Pensions Act 2004 on or before the date which is two (2) years from Completion, against the Company in relation to the DB Pension Scheme. 6 Pre-completion matters 6.1 Operations pending Completion The Seller shall, pending Completion and subject to clause 6.2, procure that the Business is operated in all material respects in the ordinary course. 6.2 Seller restrictions pending Completion Pending Completion and subject to clause 6.3, the Seller shall not (in relation to the Business and/or Assets) and shall procure that the Company shall not, in each case whether conditionally or not: (a) enter into any kind of insolvency process or any arrangement with its creditors generally; (b) dispose of or grant any interest (including in relation to the Business IP by way of licence) in: (i) any Property; (ii) any Business IP; or (iii) any other Asset (except current assets in the ordinary course of business); (c) create any Encumbrance over any Asset (except in the ordinary course of business of trading) or give any guarantees or indemnities relating to the Business; (d) enter into, materially amend or terminate any Material Dedicated Contract or materially amend the Relevant Part of any Material Shared Contract or terminate any Material Shared Contract; (e) enter into any unusual or onerous contract relating to the Business; (f) incur any debts, obligations or liabilities which, if incurred, would be Assumed Liabilities except in the ordinary course of business; (g) make any capital commitment in excess of £[***] individually or which together with all other such capital commitments entered into between the date of this Agreement

Private & Confidential DLA Piper | 29 and Completion exceeds £[***] in aggregate and, in either case other than in the ordinary course of business; (h) make any material change in the nature or organisation of the Business except for the discontinuation of products (SKUs) in the ordinary course of business; (i) discontinue or cease to operate all or a part of the Business; (j) grant any loan, advance or capital contribution to any other person; (k) reduce its share capital or purchase or redeem its own shares; (l) acquire any share or other interest in any person or other venture or acquire any business carried on by any person; (m) commence, settle, compromise, or discontinue any litigation, arbitration or other legal proceedings (other than normal debt collection), or make any admission of liability in connection to any such legal proceedings; (n) declare, make or pay any dividend or other distribution other than in cash; (o) create, allot or issue any shares, loan capital or other securities; (p) create, issue, redeem or grant any option or right to subscribe in respect of any share or loan capital or other securities; (q) amend its articles of association, adopt further articles of association or pass resolutions which are inconsistent with its articles of association; (r) make any change to the accounting procedures, policies or treatment by reference to which its accounts or other financial statements are prepared; (s) pass any resolutions in general meeting or by way of written resolution, or otherwise exercise or take a decision not to exercise any voting rights which the Seller may have as a shareholder in the Company; (t) cancel or fail to renew any registration of any registered Business IP it owns or controls, or fail to take any step reasonably necessary to maintain or prosecute any pending application for registration of any Business IP; (u) cancel or fail to renew any Insurance Contract or do or omit to do anything which would make any Insurance Contract void or voidable; (v) engage or (except for serious misconduct), dismiss or give notice of dismissal to any Employee: (i) whose basic salary is in excess of £[***] per annum; or (ii) who would otherwise be a senior manager within the Business; (w) dismiss or give notice of dismissal to more than fifty (50) Employees within any rolling three (3) month period; (x) induce or encourage, or endeavour to induce or encourage, an Employee to object to the transfer of their employment on completion of the Hive Down Agreement or to resign from their employment prior to or following completion of the Hive Down Agreement; (y) make any material changes to the terms and conditions of employment (including remuneration and benefits) of any Employee;

(z) enter into, amend or terminate any collective agreements or other arrangements with any trade union, works council or other representative body of any Employees; (aa) establish, participate in or contribute to any new pension scheme or grant any new retirement, death or disability benefit or any new bonus or incentive scheme for the benefit of any Employee; (bb) change its residence for Tax purposes and/or (but in the case of the Company only) establish a taxable presence outside its jurisdiction of incorporation; (cc) change its accounting reference date; or accounting procedures, policies or treatment by reference to which its accounts or other financial statements are prepared; (dd) in the case of the Company only, make any Tax election (other than an option to tax for VAT purposes) or settle or compromise any disputed liability to Tax or incur any material liability for Tax other than in the ordinary and usual course of business (and anything that would have been treated as occurring in the ordinary and usual course of business if it had been done by the Seller shall be treated as occurring in the ordinary and usual course of business of the Company too) or in connection with the acquisition of any Asset under the Hive Down Agreement; or (ee) enter into any agreement or binding commitment to do any of the actions described in this clause 6.2. 6.3 Permitted actions Clauses 6.1 and 6.2 shall not restrict or prevent the Seller or the Company (as applicable) from doing anything: (a) expressly required by any Acquisition Document; (b) with the Purchaser’s prior written consent; or (c) required by any applicable law. For the purposes of clause 6.3(b), if the Purchaser does not respond to a written request for consent within [***] Business Days of receipt of such request (provided that all information reasonably necessary for the Purchaser to assess the proposed action, has also been provided), the Purchaser shall be deemed to have given its consent to the relevant action. 6.4 Information and access Pending Completion, the Seller shall and shall procure that the Company shall (subject to its confidentiality obligations and to the extent permitted by applicable competition laws the parties having entered into appropriate clean team arrangements): (a) keep the Purchaser informed about matters of material importance to the Business; (b) promptly provide such information about the Business to the Purchaser as it reasonably requests; and (c) (subject to reasonable prior notice having been given to the Seller) allow the Purchaser and its Representatives reasonable access to its premises, books and records and senior personnel (who shall be instructed to give all such information, assistance and explanations as the Purchaser or its Representatives may reasonably request) of the Business during normal business hours,

Private & Confidential DLA Piper | 31 (in the case of clauses 6.4(b) and 6.4(c)) to enable the Purchaser to monitor the Seller’s compliance with its obligations under this agreement and to assist the transition of the management and operation of the Company and the Business to the Purchaser on Completion. 6.5 Pre completion termination (a) This agreement shall terminate automatically at the Longstop Time if any Condition has not then been either (i) satisfied; or (ii) (other than in relation to the Conditions at 4.1(a) and 4.1(c)) waived by the Purchaser. (b) The Purchaser may terminate this agreement at any time before Completion by notice in writing served on the Seller (such notice a Termination Notice) if: (i) there has been a breach of any Fundamental Warranty or any of the warranties at paragraph 40.3 of Schedule 2 (Warranties); (ii) there has been a Material Adverse Change; or (iii) either the Seller or the Company becomes insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation, (each a Termination Event). (c) If the Seller becomes entitled to invoke a Termination Election in accordance with clause 4.2(a)(iii) but elects not to terminate this agreement, the parties agree that from the first day of the Phase 2 Investigation the Purchaser’s right to terminate this agreement pursuant to clause 6.5(b)(ii) will cease. (d) Notwithstanding clause 6.5(b), in circumstances where the Purchaser serves a Termination Notice, then provided such Termination Event is capable of remedy, the Seller shall use all reasonable endeavours to remedy the situation in full prior to the Completion Date, and shall be given the period up until the date falling [***] Business Days prior to the Completion Date to do so by the Purchaser (the Deadline Date). In circumstances where a Termination Event (that gave rise to the issuance of a Termination Notice) is: (i) remedied to the satisfaction of the Purchaser (in its sole discretion) prior to the Deadline Date, then Completion shall occur on the Completion Date; or (ii) not remedied to the satisfaction of the Purchaser prior to the Deadline Date, the Purchaser may elect (in its sole discretion) to terminate the agreement in accordance with clause 6.5(b) and without further reference to, or application of, this clause 6.5. (e) The Seller may terminate this agreement at any time before Completion by notice in writing served on the Purchaser if: (i) there has been a breach of any of the warranties at clause 8.1; or (ii) the Purchaser becomes insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other application insolvency legislation. (f) Each party shall notify the other in writing as soon as reasonably practicable after becoming aware of any matter, fact or circumstance which gives rise, or would be reasonably likely to give rise, to a right for either party to terminate this agreement in accordance with its terms.

6.6 Signing obligations (a) On or prior to the date of this agreement: (i) the Seller shall: (A) deliver to the Purchaser a counterpart of this agreement, the Hive Down Agreement and the Disclosure Letter duly executed by the Seller and the Company (as applicable); and (B) deliver to the Purchaser or the Purchaser’s Lawyers: (1) a copy of the written resolutions of the board of directors of the Seller authorising the execution of the Acquisition Documents and all documents to be executed by the Seller at Completion; and (2) a copy of each power of attorney, if any, under which any document to be delivered to the Purchaser has been executed. (ii) the Purchaser shall: (A) deliver to the Seller a counterpart of this agreement and the Disclosure Letter duly executed by the Purchaser; and (B) deliver to the Seller or the Seller’s Lawyers: (1) a copy of the written resolutions of the board of directors of the Purchaser authorising the entry into and execution of the Acquisition Documents and all documents to be executed by the Purchaser at Completion; and (2) a copy of each power of attorney under which any document to be delivered to the Seller has been executed. (b) Within [***] Business Days following the date of this agreement, the Seller shall provide to the Purchaser an archive link containing the contents of the Data Room as at the Cut-Off Time. 6.7 TSA Third Party Consents (a) The Seller shall use reasonable endeavours to obtain any and all Third Party Consents prior to Completion. The Seller shall promptly notify the Purchaser if any Third Party Consent is refused by the Third Party Supplier, prior to Completion (a Pre-Completion Consent Refusal). (b) If the Seller has complied with clause 6.7(a), the Seller shall not be required to provide any service under the TSA to which the Pre-Completion Consent Refusal relates, provided that in such circumstances, the parties shall use reasonable endeavours to agree a work-around solution as soon as reasonably practicable and in any event within thirty (30) days of the Seller notifying the Purchaser of such Pre-Completion Consent Refusal, with the objective of enabling the Company to continue receiving the affected services under the TSA. Any relief from the Seller's obligations under this clause shall not affect the Company's right to a proportionate reduction in the applicable charges under the TSA in respect of any such services that the Seller is no longer required to provide (on the same basis as if the Pre-Completion Consent Refusal had occurred at or following Completion).

Private & Confidential DLA Piper | 33 (c) In any event, the Purchaser shall provide reasonable cooperation and assistance as is requested by the Seller to obtain any Third Party Consents. If the Seller requires additional information in connection with any Third Party Consent, then the Seller shall notify the Purchaser of this fact and detail the additional information that it requires. The Purchaser shall as soon as reasonably practicable following receipt of the Seller’s notification, provide the required information to the Seller. The Purchaser acknowledges that in the event of any prolonged delay by the Purchaser in complying with this clause 6.7, or in the event any inaccurate information is provided to the Seller by the Purchaser pursuant to this clause 6.7 (a Purchaser Failure), the Seller will not be liable for any non-performance of the affected service, to the extent that such non- performance is directly caused by that Purchaser Failure and provided that the Seller has used reasonable endeavours to mitigate the effect of that Purchaser Failure. (d) All costs, expenses, fees, charges or commissions incurred in relation to obtaining any Third Party Consents (Consent Expenses) shall be borne by each party equally, provided that the Seller shall not incur any Consent Expenses without obtaining the Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed) if the aggregate amount of Consent Expenses payable to third parties is equal to, or exceeds, £[***]. In the event the Purchaser does not consent to the relevant Consent Expenses, this shall be deemed a Consent Issue (as defined in the Transitional Services Agreement) and clause 5.4 of the Transitional Services Agreement shall apply once the Transitional Services Agreement is in effect, provided that the Seller has provided the Purchaser with (a) reasonable advance notice of the relevant Consent Expenses; and (b) reasonable documentary evidence in respect of the Consent Expenses to allow the Purchaser to assess and validate them. (e) The Seller shall use reasonable endeavours to minimise the Consent Expenses. (f) For the avoidance of doubt, from and including Completion, the procurement and/or maintenance of Third Party Consents will be dealt with under the TSA and this clause 6.7 shall cease to apply from and including that date, except as regards a Pre- Completion Consent Refusal. 6.8 Key Customer Contracts (a) The Seller shall use its reasonable endeavours to obtain prior to Completion from each of the Key Customers (other than Tesco) a written waiver to the termination or other rights that they have under their current contracts that are exercisable on a change of control of the Company, provided that the failure to obtain any such waiver by the Completion Date shall not prevent or delay Completion. (b) In complying with clause 6.8(a) and its obligations in clause 9 (Transfer of Contracts) of the Hive-Down Agreement in relation to the Contracts with each of the Key Customers (other than Tesco), the Seller shall keep the Purchaser regularly updated on the status of the Seller’s discussions with each of those Key Customers. 6.9 Transitional Services Agreement The Seller and Purchaser shall, each acting reasonably and in good faith, engage and cooperate with a view to agreeing the final form of the schedules of the Transitional Services Agreement before the Completion Date. If the schedules to the Transitional Services

Agreement are not so agreed by the Completion Date, the Transitional Services Agreement shall be in the form last provided by the Seller to the Purchaser in writing. 7 Completion 7.1 Completion arrangements Completion of the sale and purchase of the Shares shall take place remotely by the electronic exchange of documents (or at such other place as may be agreed in writing between the Purchaser and the Seller) on the Completion Date. The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously. 7.2 Completion actions On Completion: (a) the Seller shall comply with the obligations set out in Part 1 of Schedule 5 (Completion Obligations); and (b) subject to the Seller’s compliance with clause 7.2(a), the Purchaser shall comply with the obligations set out in Part 2 of Schedule 5 (Completion Obligations). 7.3 Intra-Group Arrangements The Seller shall procure that, other than the Excluded Intra-Group Arrangements, the Intra- Group Arrangements shall be terminated as between the Seller Group and the Company with effect on and from Hive Down Completion. 7.4 Non-compliance If, on the Completion Date, any party does not comply with its obligations under clause 7.2, then the Purchaser (in the case of the Seller’s non-compliance) or the Seller (in the case of the Purchaser’s non-compliance) may by notice to the other: (a) proceed to Completion to the extent reasonably practicable; (b) postpone Completion to another date not less than [***] nor more than [***] Business Days after the Completion Date (so that the provisions of clause 7 (other than this clause 7.4(b)) shall apply as if that later date is the Completion Date); or (c) subject to Completion having first been postponed in accordance with clause 7.4(b), terminate this agreement. 8 Purchaser warranties 8.1 Purchaser warranties The Purchaser warrants to the Seller that each of the statements set out below are true and accurate as at the date of this agreement, and will be true and accurate immediately before Completion: (a) the Purchaser is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;

Private & Confidential DLA Piper | 35 (b) other than any consent, approval or authorisation that is contemplated by this agreement or any other Acquisition Document, the Purchaser has, and at Completion will have, the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party; (c) this agreement and each other Acquisition Document to which the Purchaser is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Purchaser in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised); (d) the entry into and performance of the Purchaser’s obligations under this agreement and each other Acquisition Document by the Purchaser (as the case may be) will not: (i) breach any provision of its constitutional documents; (ii) breach any applicable law or any requirement of any Authority to which it is subject or submits which is material in the context of the Acquisition; or (iii) require the consent, approval or authorisation of any Authority (other than any consent, approval or authorisation which is contemplated by this agreement or any other Acquisition Document); (e) subject to clause 16, the Purchaser is acquiring the Shares for itself and not wholly or partly as agent or broker for any other person; (f) subject to clause 16, there are no, and at Completion will not be any, agreements, arrangements or understandings (whether or not of a legally binding nature) for any of Shares or any interest in any of them to be sold, transferred or otherwise disposed of to, or held for the benefit of, any person other than the Purchaser or another member of the Purchaser Group, (g) the Purchaser: (i) is in full compliance with: (A) Anti-Corruption Law; (B) Anti-Money Laundering Law; (C) Sanctions Law; and (D) Anti-Tax Evasion Law; (ii) has not received notice of, and is otherwise not aware of, any claim, action, suit, proceedings or investigation involving it with respect to Anti-Corruption Laws, Sanctions Laws, Anti-Tax Evasion Laws or sections 45 or 46 of the Criminal Finances Act 2017; (iii) is not a Sanctioned Person and has not engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Sanctioned Person; and (iv) has not and is not engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory, except that this paragraph 8.1(g) (in so far as it relates to sanctions) shall not apply if and to the extent that it is or would be unenforceable by reason of breach of (i) any provision of Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union), (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or (iii) any similar blocking or anti-boycott law. 8.2 No rights against the Company Save in the case of fraud, wilful concealment or wilful misconduct, the Purchaser undertakes to the Seller that it: (a) has no rights against (and waives any rights it may have against); and (b) shall not make any claim against (and waives any claim it may have against), the Company or any of its directors, officers, employees, consultants or agents in respect of any misrepresentation, inaccuracy or omission in or from any information or advice provided by any such person for the purpose of assisting the Seller to give any Warranty and/or prepare the Disclosure Letter. 8.3 W&I Policy The Purchaser undertakes to the Seller that it shall: (a) procure that the W&I Policy includes an express waiver from the W&I Insurer, of any rights of subrogation, or to make any claim for contribution or otherwise, against the Seller (except in the case of fraud by the Seller, in which case such waiver shall cease to apply only if and to the extent that the claim arises or is increased as a result of such fraud) (the Subrogation Waiver); (b) use reasonable endeavours to enforce any term in the W&I Policy under which the W&I Insurer waives its rights to take subrogated action against the Seller; and (c) not agree to any amendment, variation or waiver of the subrogation provisions or the rights of third party provisions of the W&I Policy, to novate, or otherwise to assign, its rights with respect to the Subrogation Waiver, or do anything which would result in the disapplication, lapsing or termination of the Subrogation Waiver (to any extent), in each case without the prior written consent of the Seller. 8.4 Continuation of Business (a) From Completion, the Purchaser undertakes to the Seller that it shall procure that the Company continues to carry on the Business, in materially the same manner, as a trade, for a period of at least three (3) months after Completion, subject to compliance with any undertakings, orders or conditions imposed by, or agreed with, the CMA. (b) The undertaking provided in clause 8.4(a) shall not extend to any changes to the Business: (i) required by applicable law or any Tax Authority; or (ii) necessary to integrate the Business with the Purchaser Group (but, for the avoidance of doubt, with the Business still being operated by the Company); or (iii) resulting from the Transitional Services Agreement.

Private & Confidential DLA Piper | 37 9 Leakage 9.1 The Seller undertakes to the Purchaser that from Hive Down Completion until the Completion Date there shall be no Leakage. 9.2 With effect from Completion, the Seller shall pay to the Purchaser within [***] Business Days of a written demand by the Purchaser, an amount in cash equal to any Leakage Amount. 9.3 Any demand for payment under clause 9.2 must set out reasonable details of the Leakage, the Leakage Amount, reasonable details of the calculation of the amount demanded under clause 9.2 and the bank account of the Purchaser into which such payment should be made provided that failure to provide such details shall not invalidate any demand given pursuant to clause 9.2. 9.4 The amount of any Leakage payable by the Seller to the Purchaser pursuant to this clause 9 shall be reduced to the extent (and only to the extent) that the same matter giving rise to such Leakage has already been taken into account in determining the Final Consideration (whether by way of adjustment to Actual Cash, Actual Debt or Actual Working Capital, or otherwise in the Completion Accounts) such that the Purchaser has already been compensated for that Leakage through the Final Consideration, and the Purchaser shall not be entitled to recover the same amount twice in respect of the same loss. For the avoidance of doubt, where any Leakage has been only partially reflected in the Final Consideration, the Seller shall remain liable under clause 9.2 for the balance of such Leakage that has not been so reflected. 9.5 The Seller shall not be liable under clause 9.2 unless a demand for payment is made in accordance with clause 9.3 within six (6) months of Completion. 9.6 Nothing in this clause 9 shall operate to exclude or limit any liability of the Seller in relation to any demand for payment under clause 9.2 that arises or is delayed as a result of fraud on the part of the Seller, any other member of the Seller Group or any of their respective officers or employees (or former officers or employees), agents or advisers. 10 Seller Warranties and undertakings 10.1 The Seller warrants to the Purchaser that the Warranties: (a) are true and accurate as at the date of this agreement; and (b) will be true and accurate immediately before Completion. 10.2 For the purposes of clause 10.1(b): (a) any express or implied reference to the date of this agreement in Schedule 2 (Warranties) and Part 2 of Schedule 3 (Tax) shall be construed as a reference to the Completion Date; and (b) any reference in paragraph 2 of Schedule 2 (Warranties) to the Initial Shares shall instead be deemed to refer to the Shares. 10.3 Each of the Warranties is separate and independent and, unless otherwise expressly provided, the Purchaser shall have a separate claim and right of action in respect of every breach of every Warranty. 10.4 Each of the Warranties expressly qualified by reference to the Seller’s knowledge or awareness shall be deemed to be the actual knowledge or awareness of [***]. 10.5 No rights against the Company, etc Save in the case of fraud, wilful concealment or wilful misconduct, the Seller undertakes to the Purchaser that it: (a) has no rights against (and waives any rights it may have against); and

(b) shall not make any claim against (and waives any claim it may have against), the Company or any of its directors, officers, employees, consultants or agents in respect of any misrepresentation, inaccuracy or omission in or from any information or advice provided by any such person for the purpose of assisting the Seller to give any Warranty and/or prepare the Disclosure Letter. 10.6 Business Information If, following Completion, any information required for the Business is not in the possession of the Company but remains held by a member of the Seller Group, the Seller shall procure that such information is provided to the Company promptly on request and in any event within [***] Business Days of request. 10.7 Insurance (a) For the purposes of this clause 10.7, “Occurrence Based Policies” means those Insurance Contracts that respond to matters which arise or occur during the relevant policy period before Completion, irrespective of the time at which the claim is notified to the relevant insurer (including “occurrence based” policies and “claims made” policies with tail coverage or an extended reporting period). (b) The Seller shall, and shall procure that each relevant member of the Seller’s Group shall, procure that all Occurrence Based Policies continue in force after Completion for the period required to ensure that the Company can claim thereunder in respect of any matter arising, or referable to the period before Completion. (c) With effect from Completion, all insurance cover under the Insurance Contracts shall cease (other than in relation to events taking place, or which are referable to the period, before Completion which are insured under any Occurrence Based Policies), and the Purchaser and the Company shall have no rights after Completion to make any recovery in respect of any such cover for insured events occurring after Completion, save: (i) under Occurrence Based Policies to the extent referable to the period before Completion; and (ii) in relation to Business Claims. (d) The Seller shall make arrangements with its or any member of the Seller's Group's insurers to procure the effective operation of this clause 10.7. (e) The Seller shall, and shall procure that the relevant member of the Seller's Group or the Company shall, in respect of any accidents, events or other occurrences relating to the Business which arose before, or arise on or after, the date of this agreement, make and use reasonable endeavours until Completion to pursue all insurance claims for the maximum available amount in respect of all damage and/or loss for which insurance coverage is available.

Private & Confidential DLA Piper | 39 (f) Following Completion, in relation to any claims that are solely for the benefit of the Company, each party shall provide such information and assistance as each party reasonably requests in connection with any such claim. 11 Seller limitations 11.1 The parties acknowledge that the liability of the Seller under or in respect of any Claim shall be limited by, and all Claims shall be dealt with in accordance with, the provisions set out in Schedule 4 (Seller Limitations) and Part 1 of Schedule 3 (Tax). 11.2 Nothing in Schedule 4 (Seller Limitations) or in Part 1 of Schedule 3 (Tax) shall operate to exclude or limit any liability of the Seller or any remedy available to the Purchaser or the Company in relation to any Claim that arises as a result of fraud or fraudulent misrepresentation on the part of the Seller or any of its officers, directors or employees. 12 Non-competition, non-solicit 12.1 The Seller shall not, and it shall procure that each other member of the Seller Group shall not, for a period of three (3) years after the Completion Date, either on its own behalf or jointly with or as an officer, adviser, consultant or agent for any other person, directly or indirectly be engaged, concerned or interested in carrying on any Competing Enterprise within the United Kingdom. 12.2 Except as provided in clause 12.3, the Seller shall not, and shall procure that no other member of the Seller Group shall, without the prior written consent of the Purchaser, neither prior to Completion nor: (a) within the two (2) years following the Completion Date: (i) solicit the custom of any person who is a customer or client of the Company in relation to the Business during such period; (ii) solicit any Employee; or (b) with one (1) year following the Completion Date, employ, engage, or otherwise facilitate the employment or engagement of, any person who objected to the transfer of their employment in connection with the Hive Down Agreement. 12.3 Nothing in this clause 12 shall prevent or restrict any member of the Seller Group from: (a) trading with its existing customers or suppliers or any future customers or suppliers, provided in all cases that it does not do so in direct competition with the Business; or (b) any person who responds to a genuine, general advertisement to the public for employment by any member of the Seller Group, provided that (i) such advertisement is not targeted at the Company or any Employee; and (ii) no member of the Seller Group induced or encouraged, or endeavoured to induce or encourage, directly or indirectly (other than by placing the genuine, general advertisement to the public for employment), the relevant person to respond to the advertisement or take up employment with the Seller Group. 13 Intellectual Property 13.1 Within a two (2) year period from Completion, if the Purchaser identifies any IP (other than the Seller Name and Logo) which is owned by any member of the Seller Group and which was used in the operation of the Business (but not exclusively or predominantly) in the one (1) year immediately prior to the Completion Date ("Shared IP"), the Purchaser shall notify the Seller of the same and the Seller hereby grants and shall procure that each other member of the Seller Group (as applicable) shall grant, to the Purchaser, a non-exclusive, irrevocable, royalty-free, transferable, sublicensable licence to use the Shared IP, which licence shall be deemed to commence on Completion and continue until and including the date that is two (2) years after the date of the Purchaser’s notice pursuant to this Clause 13.1. 13.2 With effect from and including the Completion Date, the Seller hereby grants, and shall procure that each other member of the Seller Group shall grant, to the Purchaser, a non-exclusive, royalty-free, transferable, sublicensable licence to use the Seller Name and Logo for the duration of the Rebranding Period solely for the purpose of, and to the extent necessary for, operating the Business, with such use to be in the same, or a substantially similar, form and manner to the form and manner in which the Seller Name and Logo were used in the Business in the ordinary course of business in the twelve (12) months prior to Completion. 14 Confidentiality and agreements 14.1 The confidentiality agreement entered into between the Seller and the Purchaser and dated 24 October 2025 shall be superseded by this agreement. 14.2 Save as expressly provided in clause 14.3: (a) the Seller shall procure that each member of the Seller Group shall treat as confidential the provisions of the Acquisition Documents, all information it has received or obtained relating to the Purchaser as a result of negotiating or entering into the Acquisition Documents, and shall not disclose or use any such information; (b) the Purchaser shall procure that each member of the Purchaser’s Group shall treat as confidential the provisions of the Acquisition Documents, all information it has received or obtained relating to the Seller Group (other than in relation to the Business) as a result of negotiating or entering into the Acquisition Documents, and shall not disclose or use any such information; and (c) no party shall at any time issue any press release, circular or other publicity (nor permit its group to issue any press release, circular or other publicity) relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares. 14.3 A party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it: (a) is disclosed to Associated Persons of that party or of other members of the relevant party’s group, if this is reasonably required in connection with this agreement (and provided that such persons are required to treat that information as confidential); (b) is required for the Announcement; or (c) is required: (i) by law; (ii) by any Authority or securities exchange to which the relevant party (or its group) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law; or (iii) was already in the lawful possession of that party or its Associated Persons without any obligation of confidentiality (as evidenced by written records); or

Private & Confidential DLA Piper | 41 (iv) is in the public domain at the date of this agreement or comes into the public domain other than as a result of a breach by a party of this clause 14; or (v) to vest the full benefit of this agreement in the relevant party, provided that, in each case, prior written notice of any confidential information to be disclosed shall be given to the other parties. 14.4 Save as expressly provided in clause 14.3, no announcement shall be made by or on behalf of any party or member of the relevant party’s group relating to the Acquisition Documents: (a) without the prior consent, in respect of the timing and content of the announcement of (i) when the party making the announcement is a member of the Purchaser Group, the Seller; or (ii) when the party making the announcement is a member of the Seller Group, the Purchaser; and (b) in each case, such announcement shall: (A) only contain content which is so required; and (B) only be made after consultation (so far as reasonably practicable) as to the timing and content of such announcement with (1) when the party making the announcement is a member of the Purchaser Group, the Seller; or (2) when the party making the announcement is a member of the Seller Group, the Purchaser. 15 Effect of termination 15.1 If this agreement terminates automatically under clause 6.5(a) (Pre completion termination), or is terminated pursuant to clause 6.5(b) (Pre completion termination) or 7.4(c) (Non-compliance) or 4.3 (Non-satisfaction of the CMA Condition), then each party’s further rights, obligations and liabilities under this agreement shall cease immediately on termination, except for: (a) each party’s accrued rights (including the right to claim any remedy for breach or non- performance), obligations and liabilities as at the date of termination; and (b) each party’s continuing rights, obligations and liabilities under this clause 15 and clauses 1 (Definitions and Interpretation), 14 (Confidentiality and agreements), 16 (Assignment and successors), 17 (Third party rights), 18 (Costs and expenses), 19 (Payments), 23 (Entire Agreement), 24.1 (Severance), 24.2 (Variation), 24.3 (Waiver), 24.4 (Cumulative remedies), 24.5 (Counterparts), 25 (Notices) and 26 (Governing law and jurisdiction). 15.2 To the extent lawful and except as stated in clauses 6.5 (Pre completion termination) and 7.4(c) (Non-compliance) or in the case of fraud, no party shall have any right to rescind or terminate this agreement or to treat it as having been terminated (whether before or after Completion). 16 Assignment and successors 16.1 In this clause 16, any reference to a party’s rights under this agreement includes all or any benefits or rights of that party under this agreement, including (in the case of the Purchaser) the Warranties (together with any cause of action arising out of or in connection with any Warranty). 16.2 Unless otherwise expressly provided in this agreement and subject to clause 16.5, no party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior consent of: (a) (in the case of any such dealing by the Seller) the Purchaser; or (b) (in the case of any such dealing by the Purchaser) the Seller, in each case, such consent not to be unreasonably withheld or delayed. 16.3 This agreement shall be binding on and continue for the benefit of the successors and assignees of each party and the Company. 16.4 The Purchaser may, by written notice to the Seller at any time prior to Completion, nominate any other member of the Purchaser’s Group (a Nominee) to purchase some or all of the Shares in its place, provided that: (a) the Nominee executes a deed of adherence in a form reasonably satisfactory to the Seller, assuming all relevant obligations of the Purchaser under this agreement; and (b) if the Seller (acting reasonably) determines that the Nominee does not have sufficient covenant strength to perform the Purchaser’s obligations, the Purchaser shall deliver to the Seller a guarantee from the Purchaser entity in customary form guaranteeing the Nominee’s obligations; and (c) any Nominee shall not be entitled to receive under this agreement any greater amount than that to which the Purchaser would have been entitled. 16.5 The Purchaser may assign all or any of its rights and benefits under this agreement to any provider of debt finance or to another member of the Purchaser’s Group. 16.6 Any assignee pursuant to clause 16.5 shall not be entitled to receive under this agreement any greater amount than that to which the assigning party would have been entitled. 16.7 Notwithstanding any provision of this agreement to the contrary, a payer shall not be required to discharge a Payment Obligation on an After-Tax Basis to the extent that the relevant deduction, withholding or charge to Tax arises because of: (a) an assignment, novation, or declaration of trust by the payee of the benefit of this agreement; or (b) the payee changing its tax residence or the permanent establishment to which the rights under this agreement are allocated. 17 Third party rights 17.1 Those persons named, or which fall within the class of person described, in column (1) of the table below (Third Parties) may enforce against the parties the benefits and rights given to them under the clause(s) set out against their name or class in column (2), subject to and in accordance with: (a) the terms of such clause(s); and (b) (subject to clauses 17.2 and 17.3) the provisions of the Contracts (Rights of Third Parties) Act 1999 (CRTPA), provided that a Third Party shall give written notice to the parties to this agreement confirming its agreement to clause 26 (Governing law and jurisdiction) before bringing any legal action or proceedings to enforce any of its benefits or rights under this agreement.

Private & Confidential DLA Piper | 43 (1) Third party (2) May enforce clause(s) Member of the Purchaser Group (as such group is constituted immediately before Completion, but excluding the Purchaser) 14 (Confidentiality) Member of the Seller Group (except the Seller) 14 (Confidentiality) 17.2 Unless otherwise expressly provided in this agreement, no Third Party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with any benefit or right conferred on it by clause 17.1 without the prior consent of each party, such consent not to be unreasonably withheld or delayed. 17.3 The parties to this agreement may, without the consent of any Third Party, rescind or vary this agreement in such a way as to extinguish or alter the benefits or rights conferred by clause 17.1. 17.4 Except as provided in clause 17.1, a person who is not a party to this agreement shall not have any right under the CRTPA to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to the CRTPA. 17.5 Without prejudice to clause 17.4, no successor or assignee of any party shall have any right under the CRTPA to enforce any term of this agreement, whether before or following its succession or the assignment to it. The rights of such successor or assignee shall, subject to and following any succession or assignment, be governed by the terms of this agreement. 18 Costs and expenses 18.1 Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement. 18.2 The Purchaser shall promptly pay any stamp duty and stamp duty reserve tax payable as a result of the transfer of the Shares to the Purchaser pursuant to this agreement. 18.3 The W&I Costs shall be borne equally between the Purchaser and the Seller. The Seller’s W&I Contribution shall be satisfied by way of reduction in the Initial Consideration and the Final Consideration in accordance with clause 3 (Consideration). The Purchaser shall be responsible for arranging and paying the W&I Costs to the relevant payees. 19 Payments 19.1 In this clause 19, Payment Account means: (a) if the relevant payment is to be made to the Seller, the Seller’s Designated Account; and (b) if the relevant payment is to be made to the Purchaser, the Purchaser’s Designated Account.

19.2 Any amount payable by one party to another shall be made in full without set off or counter claim and free from any deduction or withholding whatsoever, except as required by law or as otherwise agreed by the Parties. 19.3 Any payment to be made to the Seller or the Purchaser under this agreement shall be effected by transfer through a UK clearing bank of immediately available funds to the Payment Account. Confirmation that the amount due has been received by the transferee bank shall constitute a good discharge of the relevant payment obligation. 19.4 If requested, each party shall provide to the relevant payee, as soon as reasonably practicable, reasonable evidence of the origin of the funds used to meet its obligations to pay (or to procure the payment of) any amount under any Acquisition Document. 19.5 All sums payable, or consideration given, by: (a) the Purchaser under this agreement are exclusive of VAT and the Purchaser shall (except in respect of an Excluded Payment) in addition pay (upon presentation of a valid VAT invoice) an amount equal to any VAT chargeable on those sums or consideration; and (b) the Seller under this agreement are exclusive of VAT and the Seller shall (except in respect of an Excluded Payment) in addition pay (upon presentation of a valid VAT invoice) an amount equal to any VAT chargeable on those sums or consideration. 19.6 Any payments under this agreement (including in respect of Leakage) shall be deemed (to the extent permitted by law) to be an adjustment to the Final Consideration. 20 Tax 20.1 The provisions of Schedule 3 (Tax) shall apply from the date of this agreement, other than the Tax Covenant which shall come into effect at Completion. 20.2 The Seller undertakes to the Purchaser that it (or such other member of the Seller Group as the Seller nominates) shall, as soon as reasonably practicable following written request from the Purchaser, enter into such valid joint election or elections (with the Company, and in such form as meets any HM Revenue & Customs requirements) pursuant to section 792 Corporation Tax Act 2009 in order to fully reallocate to the Seller (or such other member of the Seller Group) any chargeable realisation gain which would otherwise be treated as arising in the Company under section 780 Corporation Tax Act 2009 as a result of or in connection with the sale of the Shares hereunder and/or Completion (the “Relevant Gain”). The Purchaser shall not request any election under this clause 20.2 (and the Seller shall not be obliged to enter or procure the entry into of any election) unless and until HM Revenue & Customs have determined that the Relevant Gain has arisen, in which event the Purchaser shall provide a copy of such determination to the Seller as soon as reasonably practicable. If the Seller is approached by HM Revenue & Customs indicating they may be considering whether the Relevant Gain could have arisen in the Company, the Seller will notify the Purchaser and provide the Purchaser with copies of any material correspondence with HMRC regarding this. The Purchaser shall not (and shall procure that the Company shall not): (i) approach HM Revenue & Customs regarding the Relevant Gain unprompted, or (ii) include in any Tax return or communication with HM Revenue & Customs any statement which is inconsistent with the position that the Relevant Gain has not arisen, unless required by applicable law or the Purchaser (or the Company, as applicable) is advised by a professional adviser that, as a consequence of information that was not known to the Purchaser or its advisers at the date of this agreement, such a step should be taken. 20.3 The Seller undertakes to procure that in the period between Hive Down Completion and Completion, the Company carries on trading activities within the meaning of paragraph 21 of Schedule 7AC to the Taxation of Chargeable Gains Act 1992.

Private & Confidential DLA Piper | 45 21 Access to information 21.1 For a period of seven years following Completion, the Seller shall, and shall procure that its directors, officers and employees shall, if reasonably requested in writing by the Purchaser, allow the Purchaser (or any of its directors, officers, employees, consultants, agents or representatives), access (including the right to take copies at the Purchaser’s expense) to the books and records of any member of the Seller Group to the extent that they relate to the Business and which are reasonably required by the Purchaser or any member of the Purchaser Group for the purpose of dealing with its Tax and accounting affairs (including such information as is reasonably required by the Purchaser or any member of the Purchaser Group in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding the Purchaser or the Company relating to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion). 21.2 For a period of seven years following Completion, the Purchaser shall, and shall procure that its directors, officers and employees shall, if reasonably requested in writing by the Seller, allow the Seller (or any of its directors, officers, employees, consultants, agents or representatives), access (including the right to take copies at the Seller’s expense) to the books and records of any member of the Purchaser Group to the extent that they (i) relate to the Business (ii) are not also within the possession or control of a member of the Seller Group, and which are reasonably required by the Seller or any member of the Seller Group for the purpose of dealing with its Tax and accounting affairs. 22 Further assurance On and after Completion, each party shall from time to time, so far as it is reasonably able, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as any other party may reasonably request (at that other party’s expense) to give effect to this agreement. 23 Entire agreement 23.1 In this clause 23, Pre-Contractual Statement means any representation, statement, assurance, covenant, undertaking, warranty, indemnity, guarantee or commitment (whether contractual or otherwise) made or given before the date of this agreement. 23.2 The Acquisition Documents supersede and extinguish all previous agreements, arrangements and understandings between, or Pre-Contractual Statements given by, the parties relating to the subject matter of the Acquisition Documents (or any of them). 23.3 The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in respect of the subject matter of the Acquisition Documents (or any of them). 23.4 Each party and the Company acknowledges and represents to the others that it has not relied on, or been induced to enter into this agreement or any other Acquisition Document by, any Pre-Contractual Statement given by any person (whether a party to this agreement or not), other than the Pre-Contractual Statements set out in the Acquisition Documents (or any of them). 23.5 No party nor the Company shall be liable to the others in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way for any Pre-Contractual Statement that is not set out in this agreement or any other Acquisition Document. 23.6 This clause 23 shall not exclude or limit any liability arising as a result of any fraud.

24 General 24.1 Severance If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this agreement. If any illegal, invalid or unenforceable provision of this agreement would be legal, valid and enforceable if some part or parts of it were modified, such provision shall apply with whatever modification is necessary so that it is legal, valid and enforceable and gives effect to the commercial intention of the parties and the Company. 24.2 Variation No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Seller and the Purchaser. 24.3 Waiver Any waiver of any right or remedy under or in respect of this agreement shall only be valid if it is in writing, and shall apply only to the person to whom it is addressed and in the specific circumstances for which it is given. Unless otherwise expressly provided in this agreement, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by (a) any failure to exercise or delay in exercising it; (b) any single or partial exercise of it; (c) any earlier waiver of it, whether in whole or in part; or (d) any failure to exercise, delay in exercising, single or partial exercise of or earlier waiver of any other such right or remedy. 24.4 Cumulative remedies Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by law (including equitable remedies). 24.5 Counterparts This agreement may be executed in any number of counterparts, and by the parties and the Company on separate counterparts, but shall not be effective until each party and the Company has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement. 24.6 Effect of Completion Each provision of this agreement (other than any obligation which is fully performed at Completion) shall remain in full force and effect after Completion. 25 Notices 25.1 Any notice or other communication to be given or made to a party under this agreement (Notice): (a) shall be in writing and in English; (b) shall be sent to the postal or email address and for the attention of the person specified in clause 25.2 (or such other address or person as each party may notify to the others in accordance with clause 25.5); and

Private & Confidential DLA Piper | 47 (c) may be served on or delivered to the relevant party: (i) personally or by hand delivery; (ii) by special (or other recorded) delivery post; or (iii) by email. 25.2 The postal and email addresses of the parties for the purposes of clause 25.1(b) are: Seller: For the attention of: [***] Address: Samworth Brothers, Chetwode House, 1 Samworth Way, Leicester Road, Melton Mowbray, LE13 1GA Email: [***] Copy (which shall not constitute notice): [***] [***] Purchaser: For the attention of: [***] Address: Stroombaan 16, 5th Floor, Amstelveen, NL – 1181VX Email: [***] Copy (which shall not constitute notice): [***] Company: Prior to Completion: For the attention of: [***] Address: Samworth Brothers, Chetwode House, 1 Samworth Way, Leicester Road, Melton Mowbray, LE13 1GA Email: [***] Copy (which shall not constitute notice): [***] [***] Following Completion: For the attention of: [***] Address: Stroombaan 16, 5th Floor, Amstelveen, NL – 1181VX Email: [***] Copy (which shall not constitute notice): [***] 25.3 Any Notice which has been served or delivered in accordance with clause 25.1 shall be deemed to have been served or delivered: (a) if served or delivered personally or by hand, at the time of service or delivery; (b) if posted, at 10.00 am on the second Business Day after the date of posting unless there is evidence of earlier receipt; or

(c) if sent by email, at the time the email is sent, provided that if, under clauses 25.3(a) or 25.3(c), any Notice would be deemed to have been served or delivered after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00 am on the second of such Business Days. 25.4 In proving service or delivery of a Notice, it shall be sufficient to prove that the party receiving the Notice (Recipient) has acknowledged the Notice or: (a) that service or delivery personally or by hand was made; (b) in the case of posting, that the envelope containing the Notice was properly addressed and posted by special (or other recorded) delivery post; or (c) in the case of an email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 25.1(b) (a confirmation setting out each Recipient to whom the email was sent being proof of service). 25.5 A party may notify the other parties of a change to its name, postal or email address or relevant contact for the purposes of clause 25.1(b). Such notice shall be effective on the third Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 25, or such later date as may be specified in the notice. 26 Governing law and jurisdiction 26.1 This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law. 26.2 Each party and the Company irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute. 26.3 Each party and the Company irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clause 25 (Notices). 26.4 Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

Private & Confidential DLA Piper | 49 Schedule 1 Warranted Information [***] Schedule 2 Warranties 1. Seller authority and capacity 1.1 The Seller (a) The Seller is validly existing and is a private limited company duly incorporated and registered under the law of England and Wales. (b) The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party. (c) This agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Seller and will be enforceable in accordance with their respective terms. (d) The entry into and performance of the Seller's obligations under this agreement and each other Acquisition Document by the Seller will not: (i) breach any provision of its constitutional documents; (ii) breach any applicable law or any requirement of any Authority to which it is subject or submits which is material in the context of the Acquisition; or (iii) require the consent, approval or authorisation of any Authority (other than any consent approval or authorisation which is contemplated by this agreement or any other Acquisition Document). 1.2 No claims No member of the Seller Group has made a claim of any nature against the Company that remains outstanding and there are no circumstances which entitle or are likely to entitle any of them to make such a claim. 1.3 Seller related arrangements (a) Other than the Acquisition Documents, the Company is not, and has never been a party to any agreement or arrangement (whether legally binding or not) in which any member of the Seller Group is or has been interested. (b) Other than pursuant to the terms of the Acquisition Documents, the Company does not owe any sums to and it is not owed any sums by any member of the Seller Group. 2 Share capital 2.1 The Seller is the sole legal and beneficial owner of the Initial Shares. For the period commencing on the date of this agreement and ending on Hive Down Completion, the Initial Shares constitute the entire issued share capital of the Company have been properly and validly allotted and are fully paid up. There is no Encumbrance affecting any of the Initial Shares, nor any agreement to create any, and no person has claimed to be entitled to any of such things. 2.2 On and from Hive Down Completion, the Seller is the sole legal and beneficial owner of the Shares. The Shares constitute the entire issued share capital of the Company, have been properly and validly allotted and are fully paid up. There is no Encumbrance (other than

DLA Piper | 51 pursuant to an Acquisition Document) affecting any of the Shares, nor any agreement to create any, and no person has claimed to be entitled to any of such things. 2.3 Other than in respect of the Consideration Shares, no person has any right (whether contingent or otherwise) to require the Company: (a) to allot, or grant rights to subscribe for, shares in the Company; or (b) to convert any existing securities into, or to issue securities that have rights to convert into, shares in the Company, and no person has claimed to be entitled to any of such things. 2.4 The Initial Shares have not been, and do not represent assets which were, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected in whole or in part under any applicable laws. 2.5 There are no existing, pending or threatened disputes, claims or proceedings affecting the Initial Shares or the Seller’s ownership or entitlement to dispose of it. There are no circumstances which are likely to give rise to any such disputes. 3 Corporate information 3.1 The Company is validly existing and is a private limited company duly incorporated and registered under the law of England and Wales. No action has been or is being taken to strike the Company off the register. 3.2 The information set out in Schedule 1 (Warranted Information) relating to the Company is accurate and up to date in all respects, save only that the Consideration Shares are not in issue at the date of this agreement. 3.3 The Company has not repaid, redeemed or purchased any of its own shares, reduced its share capital or capitalised any reserves or profits, nor has it agreed to do any of such things. 3.4 Prior to the Hive Down Completion, the Company has: (a) not carried on any business, traded or entered into any transaction or incurred any obligation other than in connection with its incorporation and the transactions expressly required by the Acquisition Documents; (b) had no assets (other than its subscriber capital in respect of the Initial Shares); and (c) had no liabilities (whether actual, contingent or otherwise). 4 Corporate records 4.1 The Disclosed Information contains a copy of the articles of association of the Company. These set out all rights attaching to each class of shares of the Company. 4.2 The Company’s statutory books are in its possession or under its control and are up to date and accurate. The Company has not received written notice of any application for rectification of its register of members. 4.3 The Company has delivered the documents required by law to be delivered to the Registrar of Companies.

5 Interests in other companies 5.1 The Company has not since its incorporation: (a) had any subsidiary or subsidiary undertaking; or (b) been the subsidiary or subsidiary undertaking of any other company or undertaking other than the Seller. 5.2 The Company: (a) is not the legal or beneficial owner of, and has not agreed to acquire, any shares, securities or other interests in, any other company or undertaking (other than the Business pursuant to the Hive Down Agreement); (b) is not, and has not agreed to become, a member of any partnership or other unincorporated associated, joint venture or consortium (other than recognised trade associations); (c) does not control or take part in the management of any other company or undertaking, and has not agreed to do so; and (d) is not a party to any profit-sharing arrangement save in respect of the arrangements pursuant to the Profit Related Pay Policy (a copy of which is contained in the Disclosed Information). 6 Nature of business The Company does not carry on any business other than, to the extent that the Hive Down Condition is satisfied, the Business. 7 Branches, etc The Company does not have any branch, agency or permanent establishment outside the United Kingdom. 8 Insolvency 8.1 The Seller is not insolvent under the law of its jurisdiction of incorporation or unable to pay its debts as they fall due. 8.2 The Company is not insolvent under the law of its jurisdiction of incorporation or unable to pay its debts as they fall due. 8.3 No liquidator, administrator, receiver or similar officer has been appointed in relation to the Seller or the Company or the whole or any material part of its assets or undertaking. No steps have been taken to initiate any such appointment, and no voluntary arrangement has been proposed. 8.4 No resolution has been passed or order made for the winding up or any other reorganisation or reconstruction of the Seller or the Company. No petition has been presented for the winding up of the Seller or the Company which has not been withdrawn or dismissed. 8.5 No arrangement or compromise has been made by the Seller or the Company with its creditors generally.

DLA Piper | 53 8.6 No application has been made to court for an administration order in respect of the Seller or the Company. 8.7 No notice of intention to appoint an administrator of the Seller or the Company has been given or filed. 9 Carve-Out Accounts Carve-Out Accounts: 9.1 were prepared in accordance with the normal practice of the Seller (in respect of the Business) and on a basis substantially consistent with the management accounts prepared by the Seller (a such accounts relate to the Business) in respect of the twelve (12) months preceding the Carve-Out Accounts Date; 9.2 comply with the requirements of all applicable laws which relate to their preparation in all material respects; 9.3 have been prepared in accordance with UK GAAP (FRS 102); and 9.4 acknowledging that they have not been prepared on a statutory basis and have not been reviewed or considered by the Seller’s auditors, gave a true and fair view of the assets, liabilities, profits and losses, financial position and state of affairs of the Business as at the Carve-out Accounts Date. 10 Period since Carve-Out Accounts Date Since the Carve-Out Accounts Date: 10.1 the Company has not declared, paid or made a dividend or other distribution; 10.2 no resolution of the shareholders of the Company has been passed (other than resolutions relating to routine business at annual general meetings or on change of name); 10.3 there has been no material adverse change in the financial or trading position of the Business 10.4 the Business has been conducted in the ordinary course of business; 10.5 no unusual or onerous contract has been entered into; 10.6 save for the Company’s agreement to acquire the Business on the terms of the Hive Down Agreement, the Company has not: (a) acquired or disposed of a business as a going concern; (b) acquired or disposed of any fixed asset; (c) incurred capital expenditure; 10.7 neither the Company, nor the Seller (in relation to the Business) has materially changed its policies or procedures in relation to the collection of trade debtors or the payment of trade creditors; and 10.8 neither the Company, nor the Seller (in relation to the Business) has written off or released debts owed to it in excess of thirty five thousand pounds (£[***]) in aggregate.

11 Management Accounts Having regard to the purposes for which they have been prepared, the Management Accounts: 11.1 have been prepared in good faith and with due care and attention and using bases, policies, principles, practices, rules, methodologies, treatments and estimation techniques which are materially consistent with those used in preparing the audited accounts of the Seller Group; and 11.2 do not materially misstate the assets, liabilities, profits or financial position of the Business. 12 Funding Save for the Loan Agreement, and leases that prior to 1 January 2026 were previously accounted for as operating leases (details of such leases being set out in the Disclosed Information), the Company is not a party to, and the Business (following satisfaction of the Hive Down Condition) will not be subject to the terms of, any borrowings or indebtedness in the nature of borrowing of the Company (other than trade credit arising in the ordinary and usual course of the Company’s business). 13 Grants etc The Company has not applied for or received nor is it proposing to apply for any grant, subsidy, allowance, loan, payment, guarantee or other financial assistance or aid of any kind from any Authority or any entity whose funding comes substantially from any Authority. 14 Ownership of the Assets 14.1 Save for the terms of the Hive Down Agreement, the Non-Property Assets are legally and beneficially owned by the Seller free from all Encumbrances. 14.2 Save for the terms of the Hive Down Agreement, the Seller has not agreed to give or create, and no claim has been made by any person to be entitled to, any present or future Encumbrance affecting the Business or the Non-Property Assets. 14.3 Save for the terms of the Hive Down Agreement, none of the Non-Property Assets is the subject of: (a) any agreement or arrangement for payment on deferred terms, sale or return arrangement or any similar agreement or arrangement; or (b) any retention of title provisions or similar arrangement. 14.4 Save for the terms of the Hive Down Agreement, neither the Company nor the Seller has been a party to a transaction pursuant to or as a result of which any of the Non-Property Assets is or may be liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person. 14.5 The Assets: (a) (in the reasonable opinion of the Seller) are not surplus to the current requirements of the Business; and (b) save for the Excluded Assets, (when taken together with the Transitional Services Agreement, the Storage Agreement and the Distribution Agreement) comprise all the

DLA Piper | 55 assets that are necessary for the full and effective continuation of the Business as it has been carried on in the last two (2) years. 15 Use, possession and location of the Non-Property Assets 15.1 The Non-Property Assets are used exclusively or predominately in the Business. 15.2 The Non-Property Assets (in the case of tangible assets) are: (a) for the purposes of clause 10.1(a) (Seller Warranties), in the exclusive possession or under the direct control of the Seller; and (b) for the purposes of clause 10.1(b) (Seller Warranties), in the exclusive possession or under the direct control of the Company. 15.3 The Disclosed Information contains details of each Lease Contract. Neither the Seller nor the Company has received written notice from a counterparty to any Lease Contract that it is in material breach of its obligations under such agreement (which breach remains outstanding at the date of this agreement). 16 Plant and Machinery All Plant and Machinery is in good repair and condition, is properly maintained and fully serviceable and is capable of being used safely and efficiently in connection with the Business and in compliance with all applicable safety standards and regulations. None is obsolete, surplus to current requirements or in need of renewal or replacement. 17 Stock 17.1 The Stock is: (a) comprised exclusively of items of the type and quality regularly used by or produced in the Business; (b) in good condition and is capable of being sold in the ordinary course of the Business at no less than current pricing levels and without discount, rebate or other allowance. for the purpose for which it was obtained or produced; and (c) appropriate and normal for the current level of trading of the Business and none of the Stock is obsolete, slow moving, unusable or unmarketable. 17.2 All Stock represented in the Carve-out Accounts was valued at the lower of cost and net realisable value. 18 Product Liability 18.1 In the last four (4) years, no product or service has been manufactured, sold or provided in connection with the Business which did not comply with all laws, regulations, standards, and requirements then applicable, or with any representation or warranty (express or implied) given in respect of it. 18.2 There are no product liability claims, actions or proceedings (including claims relating to contamination, adulteration, allergens or mislabelling) pending or threatened against the Seller or the Company in relation to any product manufactured, sold or provided in connection with the Business, and there are no facts, matters or circumstances which are reasonably likely to give rise to any such claim, action or proceeding. 18.3 So far as the Seller is aware, no product manufactured, sold or provided in connection with the Business which remains on the market or in the supply chain (including any Stock) is defective, contaminated, adulterated or mislabelled in a manner which is reasonably likely to require a product recall, market withdrawal or safety notice. 19 Finance Arrangements 19.1 Neither the Seller nor any member of the Seller Group has lent or agreed to lend any money which has not been repaid to it and there are no debts owing to the Seller Group other than: (a) trade receivables incurred in the ordinary course of business, each of which is recoverable in full when it falls due; and (b) reasonable out-of-pocket costs and expenses properly incurred, in each case in relation to the Business. 19.2 The Seller has not received notice to repay any trade debt owed by it in respect of the Business which is repayable on demand nor any other notice requiring early repayment of a trade debt in respect of the Business. 19.3 No event which is, or which so far as the Seller is aware may become or result in, an event of default or a breach of the terms of any borrowing or financial facility of the Seller in respect of the Business has occurred or been alleged and the change of control of the Business resulting from the transactions carried out under this agreement will not result in such an event of default or breach. 20 Working Capital So far as the Seller is aware, as at the date of this agreement, the Business has sufficient working capital for its present requirements and for the purpose of fulfilling all existing orders, projects and contractual obligations which have been placed or undertaken as at the date of this agreement. So far as the Seller is aware, the Business will continue to have sufficient working capital for such purposes following Completion without reliance on any financial facilities of the Seller Group, provided that this warranty shall not extend to any insufficiency of working capital arising from any change in trading conditions or other circumstances occurring after the date of this agreement which are beyond the reasonable control of the Seller. 21 Property 21.1 The Properties comprise all the land and premises owned, leased, controlled, used or occupied by the Seller in relation to the Business. 21.2 The Properties comprise all land and premises needed to operate the Business in the manner it is operated as at the date of this agreement. 21.3 The brief particulars of the Properties set out in schedule 2 to the Hive Down Agreement are accurate. 21.4 There are no third-party rights of occupation, possession or use in respect of the Properties which materially adversely interferes with the Seller’s right of use to such Property.

DLA Piper | 57 21.5 The Properties are not the subject of nor affected by any material notices and there are no subsisting notices of entry, notices to treat nor notices for the compulsory acquisition of the Properties. 21.6 The Properties are free from any financial charge, security interest, agreement for sale, option to acquire, right of pre-emption or right of first refusal. 21.7 So far as the Seller is aware, all material covenants, conditions, restrictions and agreements in the relevant leases or title matters for the Properties have been complied with by both the Seller and the relevant landlord where Properties are held leasehold. 21.8 In relation to each lease (which remains valid and enforceable at the date of this agreement) under which any part of any Property is held: (a) the rents and other monies due and payable under it have been paid up to date; and (b) neither the Seller nor the Company have received written notice from the landlord that it is in breach of its obligations under such lease (and no such breach remains outstanding at the date of this agreement) and there has been no refusal by any landlord to accept rent. 21.9 Save for in accordance with the terms of the Hive Down Agreement, the Seller is solely legally and beneficially entitled to the Properties. 21.10 Save for the terms of the Hive Down Agreement, the Properties are not subject to any agreement for sale, option to acquire, right of pre-emption or right of first refusal. 21.11 There are no outstanding disputes, claims, actions, orders, complaints, demands or proceedings of a material nature relating to or in respect of the Properties or their use. 21.12 Neither the Seller or the Company has received formal written notice from any Authority that the current use of the Properties is in breach of planning or zoning laws, and, so far as the Seller is aware, there are no circumstances that are likely to give rise to any such formal written notice being issued. 21.13 The Properties have the benefit of all rights of way and for drainage and supply of services required for their present use and neither the Seller nor the Company have received any objection, notice, dispute or complaint in respect of its access to the Properties or use of such drainage or service. 22 Environmental matters 22.1 Environmental Permits (a) The Environmental Permit and the Trade Effluent Consents are the only Environmental Licences required to carry on the Business as it is currently conducted; (b) Neither the Seller (in relation to the Business) nor the Company is currently in, and has not at any point in the previous three (3) years been in, material breach of any such Environmental Licence; and (c) No steps have been taken in relation to the revocation, cancellation, suspension, withdrawal, amendment, variation, restriction or surrender of any Environmental Licence required to carry on the Business and there are no facts or circumstances that may reasonably lead to any such revocation, cancellation, suspension, withdrawal, amendment, variation, restriction, surrender or a refusal to transfer any Environmental Licence or grant New Trade Effluent Consents; and

(d) There are no modifications, variations, amendments, or outstanding conditions that have not been complied with or are pending or outstanding in respect of any Environmental Licences. 22.2 Environmental disputes (a) In the last three years neither the Seller (in relation to the Business) nor the Company has received any enforcement, prohibition, improvement, remediation, compliance or similar formal notice from any Authority which: (i) claims that the continued use of all or any part of the Properties in the manner and for the purpose for which it is now being used is in breach of EHS Laws and/or Environmental Licences; (ii) pursuant to EHS Laws requires any remedial work to the Properties or the removal or remediation of any Hazardous Substance or the effects of any Hazardous Substance or requests the recovery of costs in respect of the same; or (iii) alleges any material breach of or liability under EHS Laws and/or the Environmental Licences, and so far as the Seller is aware there are no facts or circumstances under which (i) – (iii) are likely to arise. (b) In relation to the Business, neither the Seller nor the Company is engaged in (and there has not been in the past three (3) years) any litigation, arbitration, enforcement proceedings, investigations, prosecutions, claims or other proceedings relating to EHS Laws and there is no such litigation, arbitration or enforcement proceedings, investigations, prosecutions, claims or other proceedings outstanding or threatened against the Seller or the Company in relation to the Business. 22.3 In the past three years the Company, and in relation to the Business, the Seller, has been in compliance in all material respects with all EHS Laws and there are no facts or circumstances that may reasonably lead to any liability arising for the Company under EHS Laws. 22.4 There are no Hazardous Substances at, in, on, or under the Properties, nor have any Hazardous Substances been emitted or migrated from the Properties into the Environment, in either case in a manner which give rise to, or are reasonably likely to give rise to, liability under any EHS Laws. 22.5 So far as the Seller is aware, no expenditure exceeding seventy-five thousand pounds (£[***]) is required, or is reasonably likely to be incurred by the Company nor, in relation to the Business, the Seller, in order to comply with any EHS Laws and/or the Environmental Licences. 22.6 So far as the Seller is aware, there have never been any underground storage tanks at any of the Properties. 23 Food Safety 23.1 The Seller (in relation to the Business) has obtained and has complied in all material respects at all times within the last three years with all permits, licences, consents, certificates, registrations, approvals, notifications or other authorisations required to operate the Business under Food Safety Laws (Food Permits). 23.2 From Hive Down Completion the Company has obtained all Food Permits required to operate the Business under Food Safety Laws.

DLA Piper | 59 23.3 All Food Permits are in full force and effect and a full list is set out in the Disclosed Information along with details of the expiry dates of all Food Permits and there are no facts or circumstances that are reasonably likely to lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any Food Permits. 23.4 In relation to the Business, the Seller and the Company have at all times within the last three years operated in material compliance with all Food Safety Laws and there are no facts or circumstances that are reasonably likely to lead to any material breach of or material liability under Food Safety Laws. 23.5 In relation to the Business, there have been no material claims, investigations or prosecutions brought against, or threatened in writing, against the Seller (in relation to the Business) or the Company or any of their respective directors, officers or employees in the last three years in respect of any breach or alleged breach of any Food Safety Laws or Food Permits and there are no facts or circumstances that are reasonably likely to lead to any such material claims, investigations or prosecutions. 23.6 Neither the Seller (in relation to the Business) nor the Company has during the past three years received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority, including but not limited to the Food Standards Agency, with regard to any material breach of Food Safety Laws. 23.7 In relation to the Business, neither the Seller nor the Company has carried out a product recall of any of its products in the last three years and there is no subsisting circumstance, fact or matter which would result in the Seller or the Company being required to make any public recall in respect of any of its products. 24 Insurance 24.1 Copies of all the Insurance Contracts are set out in the Disclosed Information. 24.2 All of the Insurance Contracts are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim in relation to the Business and all premiums due and payable have been paid. No change in ownership or control of the Business will or may entitle any insurer to terminate such insurance policy and there are no circumstances which are likely to make any of the Insurance Contracts void or voidable. No insurer has disputed or given any indication that it intends to dispute the validity of any of the Insurance Contracts on any grounds. 24.3 All of the Assets which are capable of being insured are insured in the Insurance Contracts in amounts representing their full replacement or reinstatement value (with no provision for deduction or excess) against fire and other risks normally insured against by persons carrying on a similar business to the Business. 24.4 The Seller is and has at all material times been covered against employer’s liability, public liability, product liability and accident, damage, injury, third party loss, loss of profits and other risks normally insured against by persons carrying on similar types of business to the Business. 24.5 The Seller has complied with all applicable laws in relation to insurances, including the requirements to provide and retain evidence of insurances. 24.6 Full and accurate details of all claims in excess of £[***] made by or on behalf of the Seller in relation to the Business (including in relation to any Employee or any former employee of the Business) or Assets under any Insurance Contract within the last three years are set out in the Disclosed Information.

24.7 Full and accurate details of all outstanding insurance claims relating to the Business, the Assets or the Employees under any Insurance Contract are set out in the Disclosed Information. In respect of such insurance claims: (a) they have been notified to the insurers in accordance with the terms of the relevant Insurance Contracts; (b) the aggregate loss represented by such claims does not exceed the amount of cover available to the Seller under the relevant Insurance Contracts; and (c) no insurer has refused, or given any indication that it intends to refuse, to indemnify the Seller in whole or in part in respect of any such claims, and nothing has been done, or omitted to be done, and there is nothing, which could entitle any insurer to do so. 24.8 So far as the Seller is aware there are no circumstances which have given or are likely to give rise to any claim or require notification under any of the Insurance Contracts which have not been notified to the relevant insurers. 24.9 In the last three years, no insurer has cancelled or refused to accept or continue any insurance in relation to the Business (including in relation to any Employee or any former employee of the Business) or Assets. 25 Intellectual Property 25.1 The Business IP, together with the rights to use IP granted in relation to the Business under the Dedicated Contracts and Relevant Part of the Shared Contracts and the IP to be made available to the Company under the Transitional Services Agreement, constitute all of the IP necessary to carry on the Business in all material respects as currently conducted. 25.2 The Disclosed Information contains complete and accurate details of the Business IP which is registered, or the subject of an application to register it, in the name of a member of the Seller Group (“Registered Business IP”). 25.3 The registration, renewal, maintenance and other official fees relating to the Registered Business IP that have fallen due have been paid in full. 25.4 There are no licences granted to the Seller Group relating to any Business IP. 25.5 No member of the Seller Group has granted any licences relating to the Business IP to any third party. 25.6 In the last two (2) years, no member of the Seller Group has received any written notice challenging the validity of any Business IP. 25.7 In the last two (2) years, no member of the Seller Group has received any written notice of any legal proceedings, claims or complaints instituted against it (and no person has threatened, or otherwise asserted, any claim in writing against a member of the Seller Group) alleging that the operations of the Business infringe or make unauthorised use of the IP of a third party. So far as the Seller is aware, the operations of the Business do not infringe or make unauthorised use of the IP of any third party and have not infringed or made unauthorised use of the IP of any third party. 25.8 In the last two (2) years, no member of the Seller Group has issued notice of any legal proceedings, claims or complaints instituted against a third party (and no member of the Seller Group has otherwise threatened or otherwise asserted any claim in writing against a third party) alleging that they are infringing or making unauthorised use of the Business IP. So far as the Seller is aware, no third party is infringing or making unauthorised use of or has infringed or made unauthorised use of any of the Business IP.

DLA Piper | 61 25.9 So far as the Sellers are aware, there is no Shared IP. 26 Business and trade names The Business is not operated under any name or style other than the Walkers Deli & Sausage Co. brand. 27 IT Systems 27.1 The Disclosed Information contains complete and accurate details of the Computer Hardware, Computer Software and the Computer Contracts. 27.2 In the context of the Business, no member of the Seller Group is in material breach of any Computer Contract. 27.3 The present capacity, functions, performance and scalability of the Computer Systems, in combination with the services provided under the Transitional Services Agreement, is sufficient to carry on the Business as it is carried on at the date of this agreement. 27.4 In relation to each Computer Contract: (a) such Computer Contract is in full force and effect, and is valid and binding; (b) no party has given or received written notice to terminate it; and (c) no party has provided written notice of any material breach of it. 27.5 The Seller Group has implemented security procedures customary for a business of the nature of the Business with a view to ensuring the availability, confidentiality, security and integrity of the Computer Systems and of all data stored on, or processed by, the Computer Systems. The Seller Group has in place adequate business continuity and disaster recovery plans and procedures in relation to the Business which are in line with regulatory requirements and good industry practice. 27.6 In the last three (3) years, there has been no failure, breakdown, data loss, virus infection or security breach of the Computer Systems which had a material adverse effect on the Business. 28 Business Confidential information 28.1 In the last three years in relation to the Business, neither the Seller nor the Company has received any written notice alleging any misuse of any third party’s confidential information. 28.2 In the last three years, there has been no material misuse of Business Confidential Information that has had a material adverse effect on the Business. 28.3 The Seller Group has not disclosed any Business Know-How or Business Confidential Information to any third party except under a binding written confidentiality agreement. So far as the Seller is aware, no counterparty is in breach of any such confidentiality agreements. The Seller Group has taken reasonable measures to protect its Business Know-How and Business Confidential Information against unauthorised access by, or unauthorised disclosure to, third parties.

29 Data Protection 29.1 The operation of the Business, including with respect to the Processing of Relevant Personal Data, has at all relevant times in the last three (3) years been carried out in compliance with all applicable Data Protection Laws. 29.2 In relation to the Business, there have been no: (i) written notices from any Authority alleging non-compliance with applicable Data Protection Laws; (ii) other written complaints from any person alleging that the Processing of Relevant Personal Data by, or on behalf of, the Business is unlawful, in material breach of contract, or materially inconsistent with the policies applicable to the Business; or (iii) written notices of any claim or legal action brought by, or on behalf of, any person in respect of an actual or alleged breach of applicable Data Protection Laws or any contract regarding the Processing of Relevant Personal Data. 30 Terms of Trade 30.1 No substantial customer or supplier of the Business (being a customer or supplier which accounts for [***]%) or more of the annual custom or supply, as the case may be, of the Business) has during the twelve (12) months immediately preceding the date of this agreement ceased, materially reduced or indicated an intention to cease or materially reduce, materially changed the terms of, or indicated an intention to materially change the terms of, its trading with or supplying to the Business. 30.2 Neither during the financial period ended on the Carve-Out Accounts Date or subsequently has any person, individually or jointly (together with any connected person), purchased from or sold to the Business more than [***]%) of the aggregate amount of all purchases or sales made by the Business during such period and there is no person (together with any connected person) on whom the Business is substantially dependent. 30.3 The Seller is not aware of any fact, matter or circumstance which indicates that the attitude of customers, suppliers, employees engaged in connection with the Business and other persons with regard to the Business will be prejudicially affected by the execution and performance of this agreement and the other Acquisition Documents. 30.4 In the last twelve (12) months, the Seller has not offered price reductions, discounts or allowances on sales of Stock or services or provided any Stock or services at less than cost in connection with the Business in each case outside of the ordinary course of business. 30.5 Save as Disclosed, the Seller has not entered into any agreement or arrangement with any material customer or material supplier of the Business on terms that are materially different to its standard terms of business, copies of which are annexed to the Disclosure Letter. 30.6 The Disclosed Information contains complete and accurate details of the principal terms of each Material Supply Contract and each Customer Contract (“Material Contract”) and a copy of each Material Contract (to the extent that the terms of such contract are included within a written agreement). 30.7 Neither the Seller nor the Company has received written notice from any counterparty to any Material Contract that it is in material breach of such contract (being a breach that would have a material adverse effect on the Business). 30.8 Neither the Seller nor the Company has received written notice from any counterparty to a Material Contract that it intends to terminate it.

DLA Piper | 63 31 Effect of Sale 31.1 The change of control of the Business contemplated by this Agreement will not: (a) have an adverse effect on any of the Assets; or (b) result in the Purchaser losing the benefit of, or any right in relation to, any Asset. 32 Customer complaints Full and accurate details of all material customer complaints, claims or returns made in relation to the Business in the last twelve (12) months are set out in the Disclosed Information. 33 Business Licences 33.1 For the purposes of: (a) clause 10.1(a) (Seller Warranties), the Seller has all Business Licences; and (b) clause 10.1(b) (Seller Warranties), the Company will on Completion have all Business Licences other than the Environmental Permit and the Trade Effluent Consents. 33.2 Full and accurate details of all Business Licences are set out in the Disclosed Information. 33.3 All the Business Licences are in full force and effect. So far as the Seller is aware, there are no grounds for the revocation or non-renewal of any of the Business Licences and none of the Business Licences are due for renewal in the next three months. 33.4 Neither the Seller nor the Company is, and neither the Seller nor the Company has been, in breach of any terms and conditions of any Business Licence applicable to it. 33.5 There are no circumstances which are likely to: (a) result in any Business Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part); (b) require material expenditure to comply with the terms of any such Business Licence; or (c) prejudice the assignment or transfer of the Business Licences to the Purchaser or the continuance, extension or renewal of any of them by the Purchaser on no less favourable terms. 34 Powers of attorney The Seller has not given any power of attorney or other authority that remains in force to any person to enter into any contract or commitment on its behalf in relation to the Business. 35 Employees and terms of employment 35.1 The Disclosed Information contains in respect of each Employee: (a) materially complete and accurate particulars of the Employees and their employment including their job titles, dates of commencement of employment and continuous employment, notice periods, annual salaries, bonuses and other benefits (other than pension benefits); (b) copies of each standard form contract of employment, staff handbooks and policies used for each Employee, together with a complete and accurate list of the Employees to whom each such standard contract applies; and (c) copies of all of the staff handbooks, policies and procedures, together with details of the Employees to whom each applies. 35.2 No Employee is employed on terms which differ materially from the standard contract which is stated to apply to them pursuant to paragraph 35.1(b). 35.3 No persons are employed in the Business other than the Employees. All Employees are employed by the Seller exclusively in the Business. 35.4 The Employees are: (i) employed by the Company as at the Completion Date; and (ii) the only persons employed or engaged by the Company. 35.5 The Seller does not, in relation to the Business, use the services of any individuals who are not Employees (including consultants, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed, contracted labour or agents). The persons treated by the Business and the Company for taxation and social security purposes as employees correctly include all persons who should be so treated. 35.6 No person is currently seconded to the Business or the Company and the Seller, in relation to the Business and the Company, is under no obligation to have any person seconded to it. 35.7 The Seller has not, in relation to the Business, entered into or made any outsourcing agreements or other arrangements with any third party under which any person may become or cease to be an employee of the Business upon the termination or expiry of such agreements or arrangements. 35.8 There are no Employees who are on secondment or career break, absent on grounds of ill- health or disability, or on any other leave of absence (other than normal holidays, any form of family leave, or absence of no more than one (1) month due to illness). 35.9 The Seller has in its possession a copy of an original document validly evidencing each Employee’s right to work for the Seller in the Business in the United Kingdom. All Employees are legally entitled to work in the United Kingdom and will not cease to be so entitled as a consequence of the completion of the transactions contemplated by the Acquisition Documents. 35.10 Since the Carve-Out Accounts Date: (a) the Seller has not changed, nor has it agreed to change or is under any obligation to change, the salary, benefits or material terms of employment of any Employee (save for salary increases in the ordinary course of the Business), and there are no requests or negotiations for any such change which are likely to take place within the next six months; and (b) the Seller has not provided, nor has it agreed to provide, a gratuitous payment or benefit to any Employee or to any of their dependents. 35.11 Each contract between the Seller and/or the Company and any Employee can be terminated by the Seller giving six (6) months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation for breach of contract.

DLA Piper | 65 35.12 No material amounts are either: (i) due to or in relation to any Employee (including PAYE and national insurance and pension contributions) are in arrears or unpaid and no amounts in respect of bonus, commission or profit share have accrued (in whole or in part) but are not yet due for payment to any Employee; and/or (ii) owed to the Company or the Seller by any Employee. 35.13 No Employee will become entitled to any payment or other benefit or be entitled to give notice to terminate his employment (and no changes to the rights or entitlements of any Employee or their dependents will be triggered), as a result of the transactions contemplated by the Acquisition Documents, except for the Completion Bonuses. 35.14 The Disclosed Information contains full details of all severance, termination, or settlement payments paid or payable by, and awards for compensation, or orders for reinstatement or re- engagement made against the Company and/or the Seller Group in respect of any Employee or anyone previously employed or engaged by the Company or the Seller Group in relation to the Business in the last two (2) years. 35.15 The Disclosed Information contains complete and accurate particulars of the Incentive Plans, including the rules or other governing documents and details of participants, outstanding awards and payments, and any payments made to participants in the past two (2) years. 35.16 No employment related securities or securities options have been issued or transferred to any Employee and there are no agreements, plans or promises to make any such issues or transfers. 35.17 All Incentive Plans and other benefit plans operated by the Company or the Seller Group in respect of the Employees (other than the pension plans) have been operated materially in accordance with their governing rules or terms and all applicable laws, and all documents which are required to be filed with any regulatory or Tax Authority have been so filed. Any such Incentive Plan or other benefit plan, or any award or other benefit under either, which is intended to qualify for favourable tax treatment in any jurisdiction qualifies for such treatment. 36 Senior Employees 36.1 The Disclosed Information contains complete and accurate copies of all contracts of employment of each Employee whose annual salary before Tax is in excess of £[***] (each a Senior Employee); 36.2 Neither the Seller nor the Company has given notice of termination or retirement to, or received notice of resignation from, any Senior Employee. 36.3 Neither the Seller nor the Company has made any offer of employment to any person who, if employed, would be a Senior Employee which has either been accepted or remains open for acceptance. 36.4 Neither the Seller nor the Company has current disciplinary proceedings or appeals in respect of any Senior Employee, nor have there been any such proceedings or appeals in the last twelve (12) months. 36.5 Neither the Seller nor the Company has indemnified any director of the Company or Senior Employee. 37 Trade unions, etc 37.1 In relation to the Business, neither the Seller nor the Company has entered into any recognition or other agreement with a trade union nor received any request from a trade union for recognition in the last three years, nor has it carried out any act which may be construed as giving a trade union any legal entitlement in relation to recognition. 37.2 In relation to the Business, neither the Seller nor the Company has received or issued any request for the establishment of information and consultation arrangements, whether under the Information and Consultation of Employees Regulations 2004 or otherwise. 37.3 The Disclosed Information contains complete and accurate details of each trade union, works council, special negotiating body, staff association or other body, whether national or cross- border, recognised by the Company or any member of the Seller Group for the purposes of representing any Employee, including any requests or proposals to establish any such body received or made within the last three (3) years. 37.4 The Disclosed Information contains complete and accurate copies of all collective agreements and of any applicable information or consultation arrangement (whether legally binding or not) concerning any Employee and/or the Company and the Seller Group. 38 Employment disputes 38.1 Neither the Seller in relation to the Business nor the Company is currently involved or has, in the last three (3) years, been involved in any industrial dispute with any Employee, trade union works council, special negotiating body, staff association, or any other body and no event has occurred which might reasonably give rise to any such dispute, and no notification has been received of any proposed industrial action. 38.2 There is no existing material claim against the Seller Group or the Company from any Employee or former Employee, nor have there been any such claims in the last twelve (12) months, and there is no pending or threatened claim or dispute from any Employee or former Employee. 38.3 Other than as contemplated under the Hive Down Agreement in relation to the Employees, there have been no automatic transfers of personnel by operation of law within the two (2) years preceding the date of this agreement to the Company and no such transfer is reasonably expected to occur. There have been no changes to terms and conditions of Employees in connection with any automatic transfer at any time. 38.4 The Company and the Seller Group has complied in all material respects with all terms and conditions of employment, collective agreements (or equivalent), codes of conduct and all applicable laws relevant to the Employees. 39 Pension Schemes 39.1 The Pension Schemes and the Group Life Assurance Scheme are the only arrangements to which the Seller Group or the Company has or could have any liability for the purposes of providing benefits on retirement, incapacity, ill-health or death in respect of the Employees. No undertaking or assurance (whether written or oral) has been given by any member of the Seller Group to any Employee as to the continuance or introduction of any plan or arrangement for the provision of pension benefits, or any increase, augmentation or improvement of any pension benefits (including those provided under the Pension Schemes). 39.2 The Disclosed Information contains copies of governing documentation relevant to the Employees in relation to the DC Pension Scheme and the Group Life Assurance Scheme. 39.3 Other than the DB Pension Scheme, the Pensions Schemes are Defined Contribution Plan and the Company is not nor ever has been:

DLA Piper | 67 (a) an employer (for the purpose of section 318(1) of the Pensions Act 2004) of an occupational pension plan within the meaning of section 1 of the Pension Schemes Act 1993 which is not a Defined Contribution Plan; or (b) associated or connected with such an employer, as such terms are defined in section 51 of the 2004 Act. 39.4 So far as the Seller is aware, the DB Pension Scheme and the DC Pension Schemes have been operated in material compliance with the provisions of their governing documentation and in compliance with all applicable laws and regulatory requirements in respect of the Employees. 39.5 All contributions in respect of the Employees which have fallen due for payment from the Seller Group or the Company in relation to the Pension Schemes have been paid. 39.6 Each of the Pension Schemes is a registered pension scheme for the purposes of the Finance Act 2004. 39.7 All benefits (other than any lump sum benefits on death in service) payable under the DC Pension Scheme are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993). 39.8 All death in service benefits payable in respect of the Employees are insured under a policy with an insurance company (as defined in section 275 of the Finance Act 2004). 39.9 So far as the Seller is aware, there is no material litigation made or threatened against the Seller Group or the Company in respect of the Employees in relation to the DB Pension Scheme and the DC Pension Scheme. 39.10 So far as the Seller is aware, no circumstances have arisen which could lead to the Pensions Regulator imposing or seeking to impose a liability on the Company under sections 13, 14, 38- 56 (inclusive), sections 58A-58D (inclusive) or section 88A of the Pensions Act 2004. 39.11 No Employee has a right to enhanced benefits on redundancy or benefits on early retirement as a result of the matters described in this agreement, the Hive Down Agreement or so far as the Seller is aware, by their employment having previously transferred under the Regulations. 40 Compliance with laws 40.1 In the three (3) years preceding this agreement, the Seller has, at all times, conducted the Business in compliance in all material respects with all applicable laws and regulations in each country in which the Business is or has been carried on. 40.2 In the last three (3) years, in relation to the Business, neither the Seller nor the Company has received written notice from any Authority that it is in breach of any law. 40.3 Neither the Seller nor the Company nor any of its directors, officers or employees, nor any of its Associated Persons or any other person acting on its behalf: (a) is engaging or has engaged in any activity or conduct that has resulted or will result in a violation of: (i) any Anti-Corruption Law; (ii) any Anti-Money Laundering Law; (iii) any Sanctions Law; or

(iv) any Anti-Tax Evasion Law, (b) has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or Anti-Tax Evasion Laws or sections 45 or 46 of the Criminal Finances Act 2017; (c) is a Sanctioned Person or has engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Sanctioned Person; or (d) engages or has engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory, except that this paragraph 40.3 (in so far as it relates to sanctions) shall not apply if and to the extent that it is or would be unenforceable by reason of breach of (i) any provision of Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union), (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or (iii) any similar blocking or anti-boycott law. 41 Litigation and Investigations 41.1 In the last three (3) years, in relation to the Business, neither the Seller nor the Company has been engaged in any civil, criminal or arbitration, mediation or other legal proceedings in excess of £[***]. 41.2 There are no civil, criminal or arbitration, mediation or other legal proceedings pending or threatened by or against, or in relation to the Business in excess of £[***] and so far as the Seller is aware there are no circumstances that have given or are likely to give rise to any such dispute. 41.3 There are no, and in the last three (3) years there have been no, outstanding judgments, orders, rulings, decrees or decisions, by any Authority in respect of the Business in excess of £[***]. 41.4 The Seller is not the subject of any investigation, enquiry, or enforcement proceedings by any Authority in respect of the Business, no such investigations, enquiries, or enforcement proceedings are pending or threatened and so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings. 42 Material and necessary consents The entry into and performance of this agreement and all other Acquisition Documents will not: (a) conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of or the giving of notice to any person under any Material Contract, Environmental Licence or Business Licence, under applicable laws, or under any requirement of any Authority to which the Business is subject; (b) result in the termination of, or enable any person to terminate or alter the terms of, any Material Contract, Environmental Licence or Business Licence; or (c) so far as the Seller is aware, result in the Business losing the benefit of any asset, right or privilege which it now enjoys.

DLA Piper | 69 Schedule 3 Tax Part 1 Tax Covenant 1 Definitions and interpretation 1.1 In this schedule: Accounts Relief means: (a) any Relief, the availability of which has been treated as an asset in the Completion Accounts; and (b) any Relief which has been taken into account in computing (and so reducing or eliminating) any provision for Tax and/or deferred Tax which appears or which, but for the availability or presumed availability of the Relief, would have appeared in the Completion Accounts. Actual Tax Liability means any liability of the Company to make an actual payment or increased payment of Tax or on account of or in respect of Tax (whether or not such liability is a primary liability of the Company and whether or not the Company has or may have any right of indemnity or reimbursement against any other person) whether or not such liability has been discharged before Completion. Assessment means any claim, notice, demand, assessment, self-assessment, letter or other document issued or any action taken by or on behalf of any person (including a Tax Authority) from which it appears that the Company has or may have a Tax Liability. Effective Tax Liability means: (a) the unavailability of any Accounts Relief which is a right to repayment of Tax or right to receive a payment in respect of Tax; or (b) the unavailability of any Accounts Relief, other than a right to a repayment of Tax or right to receive a payment in respect of Tax; and (c) the utilisation or set-off against any Tax (or against income, profits, gains or other measure by reference to which Tax is calculated) of any Accounts Relief or any Purchaser’s Relief in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Seller would have been liable to the Purchaser under the Tax Covenant. Event includes any act, omission, event or transaction (including the entry into of this agreement and Completion) whatsoever, and includes (without limitation) any payment, the death of any person and a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax and, for the avoidance of doubt, any reference to an Event occurring on or before a particular date will include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date. Purchaser’s Relief means a Relief to the extent that it is an Accounts Relief or arises: (a) to the Company by reference to an Event occurring after Completion; or (b) at any time to any member of the Purchaser Group (other than the Company).

Relief means any loss, relief, allowance, credit, deduction, exemption or set off in respect of Tax (or in respect of the computation of income, profits or gains for Tax purposes) or any right to repayment of, or in respect of, Tax. Tax means any form of tax and any statutory and governmental, state, provincial, local governmental or municipal charge, duty, levy, tariff, contribution or impost in the nature of tax (and any withholding and deduction required by law in respect of or on account of the foregoing), in each case wherever and whenever imposed, together with all related penalties, fines, surcharges and interest. Tax Authority means any governmental, state or other fiscal, revenue, customs or excise authority, body or official whether of the United Kingdom or elsewhere, competent to impose, assess, collect or administer any form of Tax. Tax Liability means any Actual Tax Liability or Effective Tax Liability, as well as any other liability which gives or may give rise to a Tax Claim. unavailability means, in relation to a Relief, loss, disallowance, reduction, cancellation or non- availability and unavailable shall be construed accordingly. VAT means: (a) value added tax as defined in the Value Added Tax Act 1994; (b) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (c) any other tax or levy of a similar or equivalent nature, imposed from time to time by any government or other authority, whether imposed in a member state of the European Union, the United Kingdom or elsewhere, and whether or not imposed in substitution for, or levied in addition to, such tax referred to in subparagraph (a) or (b) above. 1.2 The value of an Effective Tax Liability is: (a) where the Effective Tax Liability involves the unavailability of any Accounts Relief: (i) if the Accounts Relief which is unavailable is a right to repayment of Tax, the amount of the repayment which is unavailable; and (ii) if the Accounts Relief which is unavailable is not a right to repayment of Tax, the amount of additional Tax which the Company is liable to pay which it would not have been liable to pay if the Accounts Relief were available, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Accounts Relief; or (b) where the Effective Tax Liability involves the utilisation or set-off of an Accounts Relief or Purchaser’s Relief, the amount of Tax for which the Seller would have been liable under the Tax Covenant but for such set off or utilisation. 1.3 In this schedule, references to a Tax Liability: (a) in respect of income, profits or gains earned, accrued or received include a Tax Liability in respect of income, profits or gains deemed (for the purposes of the relevant Tax) as having been earned, accrued or received; (b) arising by reference to any Event include a Tax Liability where the Event is deemed by law (for the purposes of the relevant Tax) to have occurred.

DLA Piper | 71 1.4 In this schedule, references to a repayment of Tax shall include any repayment supplement or interest arising in respect of it. 1.5 Subject to clause 16.4 (Assignment and successors), any reference to any indemnity, payment obligation or covenant to pay (a “Payment Obligation”) being given on an After-Tax Basis means that, to the extent that the amount payable pursuant to such Payment Obligation (“Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such amount shall be increased so as to ensure that, after taking into account: (a) the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount); and (b) any Relief which is available to the indemnified party or the recipient of the Payment solely as a result of the matter or thing giving rise to the Payment Obligation, receiving the Payment or the deduction or withholding in question, the recipient of the Payment is in the same position as it would have been in had: (c) no such deduction or withholding been required; (d) no such Tax been payable; and (e) no such Relief been available. 1.6 If the Purchaser would, but for the availability of any Purchaser’s Relief, be subject to any Tax on a Payment from the Seller, the Purchaser shall be deemed for the purposes of paragraph 2 of this part of this Schedule to have been subject to that Tax. 1.7 For the avoidance of doubt, notwithstanding any contrary provision in this agreement, the obligation to make a Payment under a Payment Obligation on an After-Tax Basis shall not apply: (a) to an Excluded Payment; (b) to the extent the deduction withholding or Tax has already been taken into account in calculating the amount of the underlying Payment, including as to the measure of loss. 2 Tax Covenant 2.1 The Seller covenants to pay to the Purchaser (on an After-Tax Basis) an amount equal to: (a) any Actual Tax Liability of the Company arising by reference to any Event which occurred, or any income, profits or gains which were earned, accrued or received, on or before Completion; (b) the value of any Effective Tax Liability; (c) any Tax Liability (including any VAT or liability in respect of VAT) that arises to the Company due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Purchaser Group and that other person not paying an amount of Tax for which it is primarily liable;

(d) any Tax Liability of the Company arising in respect or in consequence of or by reference to: (i) the execution or performance of this agreement or any matter (where the matter occurs on or before Completion) contemplated by this agreement, including (without limitation) Completion; (ii) the Company ceasing, or being deemed to cease, to be a member of a group (howsoever defined for any Tax purpose and whether or not on a consolidated, unified or any other basis) or consortium on or before Completion; or (iii) the Company ceasing, or being deemed to cease, to be connected, associated or related with any other company for the purposes of any Tax on or before Completion; or (iv) the Company’s acquisition of the Business and Assets under the Hive Down Agreement; and (e) the reasonable out-of-pocket costs and expenses properly incurred by the Purchaser and/or the Company in connection with a successful claim under this schedule or in connection with the Tax Liability which is the subject of such successful claim. 3 Tax Claim limitations 3.1 The Seller shall not be liable for any Tax Claim unless the Purchaser has given notice to the Seller of such Tax Claim on or before the seventh anniversary of Completion. 3.2 The Seller shall not be liable under any Tax Claim in respect of any Tax Liability or other liability if, but only to the extent that: (a) provision, reserve or allowance has been made in the Completion Accounts in respect of the Tax Liability or other liability; (b) the Tax Liability was paid or discharged before Completion and the Completion Accounts reflected such payment or discharge; (c) the Tax Liability or other liability results from any change after Completion in law, generally accepted accounting principles, or the rates of Tax (other than a change in law directed at countering Tax avoidance); (d) the Tax Liability or other liability results from any voluntary act, transaction or omission of the Purchaser or the Company (after Completion) which the Purchaser knew or ought reasonably to have known would give rise to such Tax Liability or other liability, other than an act, transaction or omission which: (i) was in the ordinary course of the Company’s business as carried on at Completion; (ii) was effected pursuant to a legally binding obligation created or entered into on or before Completion; (iii) was required by law or was necessary to avoid or mitigate a penalty imposable by any legislation or relates to the submission of any return, self-assessment or document of a similar nature by the Company to a Tax Authority. (e) the Tax Liability or other liability arises or is increased by virtue of any change after Completion in the bases, methods or policies of accounting of the Company, except

DLA Piper | 73 where such change is necessary to comply with any law or generally accepted accounting principles in force on or before Completion; (f) the Tax Liability or other liability would not have arisen or been increased but for a voluntary failure by the Purchaser or the Company after Completion to make any claim, election, surrender or disclaimer or give any notice or consent in relation to Tax, the making or giving of which could be lawfully done after Completion and which was taken into account in determining the amount of any provision or reserve for Tax in the Completion Accounts and was specifically notified in writing to the Purchaser or the Company; (g) such Tax Liability or other liability has been discharged or satisfied without cost to the Purchaser or the Company; (h) the Tax Liability or other liability arises as a result of or by reference to any Event which occurred or any income, profits or gains which were earned, accrued or received, in each case in the ordinary course of business in respect of the period after Hive Down Completion and ending on Completion; or (i) any Relief, other than Purchaser’s Relief, is available or is made available (for nil consideration) to the Company to set against or otherwise mitigate the Tax Liability or other liability. 3.3 The Seller shall not be liable more than once in respect of the same Tax Liability or other liability giving rise to a Tax Claim or other claim under this agreement. 4 Payment and due date 4.1 Where the Seller becomes liable to make a payment in respect of a Tax Claim or otherwise under this schedule, the Seller shall make the payment to the Purchaser in cleared and immediately available funds on or before the due date which shall be the fifth Business Day after the Purchaser makes a demand for payment or, if later, whichever of the following dates is applicable: (a) in the case of an Actual Tax Liability, the fifth Business Day before the last date on which the Company would have to pay the Actual Tax Liability in order to avoid any related interest or penalty; (b) in a case falling within paragraph (a) of the definition of “Effective Tax Liability” where the Accounts Relief which is unavailable was a right to repayment of Tax, the date on which the Company otherwise would have received such repayment had it been available; or (c) in a case falling within paragraph (b) of the definition of “Effective Tax Liability”, where the Accounts Relief is unavailable as a result of an Event occurring after Completion, the date on which the unavailability of Relief occurs (and so, for the avoidance of doubt, where the Accounts Relief was lost on or before Completion the due date shall be on or before the fifth Business Day after the date of the written demand for the amount); (d) in a case falling within paragraph (c) of the definition of “Effective Tax Liability”, the date on which the Company would have become liable to make a payment of Tax but for the utilisation or set off of the Accounts Relief or Purchaser’s Relief. 5 Assessments 5.1 If the Purchaser or the Company becomes aware of any Assessment which is relevant to the Tax treatment of the Hive Down Agreement or the acquisition of any Assets or the Business pursuant thereto or to the sale of the Shares hereunder which the Purchaser or the Company is aware (or ought reasonably to be aware) could impact the Tax position of the Seller: (a) the Purchaser shall or shall procure that the Company shall as soon as reasonably practicable notify the Seller of the Assessment and provide reasonable details of the same; (b) the Purchaser shall keep the Seller reasonably informed of the progress of any material matter relating to the relevant Assessment, including providing the Seller with copies of all material correspondence with any Tax Authority relating to the relevant Assessment, save to the extent that doing so would result in a waiver of legal professional privilege or breach any applicable law.

DLA Piper | 75 Part 2 Tax Warranties For the purposes of the following Tax Warranties, the expressions “ordinary course of business” or “ordinary course of trading” mean the ordinary and usual course of business of the Business, consistent in all material respects (including nature and scope) with the prior practice of the Business during the two (2) year period before the date of this agreement. 1 Tax returns and compliance 1.1 The Company has submitted to the appropriate Tax Authority all relevant Tax returns, notices, reports, computations, statements, assessments, registrations and information by the requisite dates and on a proper basis, and all such returns, notices, reports, computations, statements, assessments, registrations and information were when submitted and remain materially accurate and complete and none of them is or so far as the Seller is aware is likely to be the subject of any dispute with any Tax Authority. 1.2 The Company has duly and punctually paid all Tax which it has become liable to pay within the applicable time limits. 1.3 The Company has not asked for any extensions of time for the filing of any currently outstanding tax returns or other documents relating to Tax. 1.4 The Company has maintained and has in its possession or under its control all records, invoices and all other information and documentation that it is required by any Tax legislation to maintain and preserve. Such records, invoices, information and documentation enable (i) the Tax liabilities of the Company (including on the future disposal of any asset owned by any Company as at the date hereof, to the extent the same relates to matters occurring on or before the date hereof), or the Company’s entitlement to Relief, to be calculated accurately in all material respects; and (ii) the preparation of complete, correct and accurate returns. Such records, invoices, information and documentation are within the possession or control of the Company. 1.5 The Carve-Out Accounts make full provision or reserve in accordance with (and to the extent required by) generally accepted accounting principles for all Tax for which the Company is accountable at that date. 1.6 The Company has not incurred any Tax liabilities since the Carve-Out Accounts Date which are outside the ordinary course of business. 1.7 Since the Carve-Out Accounts Date: (a) to the extent the Seller is aware, no event has occurred which will give rise to a material Tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another individual, partnership, or company; and (b) so far as the Seller is aware, the Company has not made or incurred any obligation to make a payment of a capital nature other than any such payment or obligation made or incurred in respect of the acquisition of capital assets in the ordinary course of business which are used for the purposes of the Business as carried on at the Carve- Out Accounts Date and other than any payment or obligation under the Hive Down Agreement. 1.8 The Company has not entered into any concession, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally based on any relevant legislation, published extra-statutory concessions or statements of practice of such Tax Authority). The Company is not subject to a special regime in respect of Tax. 2 Penalties and Interest 2.1 The Company has no outstanding liability for any interest, fine, penalty or surcharge in connection with Tax. 2.2 The Company has not within the past three years paid or become liable to pay, nor, so far as the Seller are aware, are there any circumstances by virtue of which the Company is likely to become liable to pay, any material interest, penalty, fine or surcharge relating to Tax. 3 Investigations 3.1 The Company is not involved in any dispute in relation to Tax with any Tax Authority and, so far as the Seller is aware, there are no circumstances existing which make it likely that such a dispute will arise. 3.2 The Company has not been in the three years prior to the date of this agreement, and is not currently, the subject to any non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority and no Tax Authority has, within the twelve (12) month period ending on the date of this agreement, indicated that it intends to open such an investigation, enquiry, audit or visit. No proceedings by any court or any other authority have been (and it is not likely that any such other proceedings will be) commenced or notified by such court or authority with respect to any Taxes due from, or any tax returns filed by, the Company. 3.3 Neither the Company nor any associate of the Company has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by any applicable law to be specifically disclosed to a Tax Authority or a main or dominant purpose or object of which was the avoidance or deferral of or the obtaining of a reduction in or other advantage in respect of a liability to Tax. 4 Residency 4.1 The Company is, and has always been, resident for Tax purposes in its jurisdiction of incorporation and the Company has no, nor has it ever had, a permanent or fixed establishment, branch or agency in any other jurisdiction. 5 Stamp Duty 5.1 All documents in the possession or under the control of the Company to which the Company is a party and which attracts stamp duty has been duly stamped or have had the transfer or registration Tax due in respect of it paid. 5.2 The Company has duly filed all land transaction returns required by law to be filed in relation to its acquisition of any interest in the Properties and has paid all stamp duty land tax (or any similar duty or transfer tax) in respect of its acquisition of any interest in such Properties. 6 Transfer Pricing 6.1 The Company has complied with all transfer pricing legislation applicable to it. All related party transactions to which the Company is a party have been carried out on fully arm’s length terms for transfer pricing purposes. There has not been and currently there is no audit, examination, or inquiry from any Tax Authority with respect to the transfer pricing of the Company.

DLA Piper | 77 7 Close companies 7.1 There are no outstanding loans or advances that were made by the Company in respect of which section 455 Corporation Tax Act 2010 applies. 8 VAT 8.1 The Company is validly registered for VAT in its jurisdiction of incorporation and the Company is not registered or required to be registered for VAT in any other jurisdiction. 8.2 The Company is not, nor has it been, a member of any group of companies for the purpose of VAT. 8.3 All supplies that have been made by the Company for VAT purposes are taxable supplies for VAT purposes. 8.4 The Company has in the three years preceding the date of this agreement complied in all material respects with all laws relevant to VAT and has made and obtained correct and up to date records and invoices and other documents required to be maintained or obtained by it for the purposes of such laws. 8.5 None of the Properties nor any other Asset is a capital item to which Part XV of the Value Added Tax Regulations 1995 applies. 9 Group matters 9.1 The Company has never been a member of a group of companies for any Tax purpose, other than with members of the Seller Group as at the date of (or who become members of the Seller Group following) the Hive Down Agreement. 9.2 In the three years before Completion of this agreement, save for the acquisition of any asset transferred pursuant to the Hive Down Agreement, the Company has not acquired any asset from any other company on a ‘no gain/no loss’ (or similar) basis. 10 Completion 10.1 Neither the entering into this agreement nor Completion will result in: (a) the withdrawal, disallowance or clawback of any relief from Tax granted to the Company on or before Completion; or (b) will result in any profit or gain being deemed to accrue to the Company or charge to Tax arising in the Company. 11 Withholdings and Deductions 11.1 The Company has not received any written notice from any Tax Authority which required or will require the Company to withhold, deduct or retain Tax from any payment made by the Company since the Carve-Out Accounts Date or so far as the Seller is aware which will be made by the Company after the date of this agreement. The Company has, in relation to all payments made by it prior to the Carve-Out Accounts Date, made all such withholdings, deductions and retentions in respect of Tax that it was obliged by law to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained (to the extent the due date for doing so has passed).

11.2 The Company has maintained proper records (to the extent and as long as required by law), and all applicable laws and regulations have been complied with by the Company, in relation to all withholdings, deductions and retentions in respect of Tax required to be made by the Company (including in relation to employment Taxes and social security and health insurance contributions). 12 Employment Taxes 12.1 The persons treated by the Company for taxation and social security purposes as employees correctly include all persons who should be so treated in law, and the Company has complied with the provisions of chapters 8 or 10 of part 2 of the Income Tax (Earnings and Pensions) Act 2003 in respect of workers engaged by the Company. 12.2 Where any person has acquired shares or securities or interest in shares or securities relating to the Company and (i) the right or opportunity to acquire the same was available by reason of an employment of that or any other person for the purposes of Part 7 of ITEPA 2003; and (ii) such shares or securities (or interests in shares or securities) were restricted as defined under section 423(1) ITEPA 2003: (a) a valid election under section 431 ITEPA 2003 has been made; or (b) the person has given consideration at the time of the acquisition in an amount no less than the unrestricted market value of such shares or securities for the purposes of Part 7 ITEPA 2003. 13 Miscellaneous 13.1 The Company has not been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of a liability to Tax, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss. 13.2 All documents that are necessary to establish title to any asset owned by the Company at the date of this agreement have been duly stamped. 13.3 The Company’s acquisition of the Business and Assets pursuant to the Hive Down Agreement will not give rise to a Tax liability on the Company.

DLA Piper | 79 Schedule 4 Seller Limitations 1 Maximum aggregate liability 1.1 Subject to paragraph 4, the aggregate liability of the Seller in respect of all Claims (including interest and costs), other than in the case of a Claim under clause 5.1(e), shall: (a) if Completion takes place, not exceed an amount equal to the Final Consideration; and (b) if Completion does not take place, not exceed an amount equal to the Cash Free/Debt Free Price. 1.2 Subject to paragraph 1.1 of this Schedule 4, the aggregate liability of the Seller: (a) in respect of all General Warranty Claims and Tax Claims (including interest and costs) shall not exceed [***] (£[***]); (b) under clause 5.3 of this agreement, save for in respect of any liability under clause 5.3(b) of this agreement and clause 14 of the Hive Down Agreement or otherwise in relation to any Excluded Employee (the Transferring Employee Indemnity) shall not exceed an amount equal to £[***]; (c) under clause 5.3(b) of this agreement and clause 14 of the Hive Down Agreement and/or otherwise in respect of the Excluded Employees (the Excluded Employee Indemnity) shall not exceed an amount equal to £[***]; (d) under clause 17 of the Hive Down Agreement shall not exceed an amount equal to £[***]; and (e) under clause 5.4 of this agreement shall not exceed an amount equal to £[***]. 1.3 Each limitation of liability contained in (a) – (e) in paragraph 1.2 of this Schedule shall be considered a separate threshold. 2 Small Claims The Seller shall not be liable for any individual General Warranty Claim or Tax Warranty Claim unless the liability of the Seller in respect of such General Warranty Claim or Tax Warranty Claim (calculated after applying the other provisions of this Schedule and including interest and costs) exceeds an amount equal to [***]%) of the Final Consideration, in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess. All General Warranty Claims and Tax Warranty Claims arising from substantially the same matter or thing shall be treated as one individual General Warranty Claim and Tax Warranty Claim. 3 Claims threshold The Seller shall not be liable for a General Warranty Claim or Tax Warranty Claim unless and until the aggregate liability of the Seller in respect of all such General Warranty Claims and Tax Warranty Claims (calculated after applying the other provisions of this Schedule) exceeds an amount equal to [***]%) of the Final Consideration (including interest and costs), in which case the Purchaser shall (subject to paragraph 1) be entitled to claim the whole of such amount and not merely the excess.

4 W&I Policy 4.1 Notwithstanding paragraph 1.2, the terms of the W&I Policy or any other provision of this agreement other than clause 11.2, the Purchaser acknowledges and agrees that their sole recourse in respect of a General Warranty Claim and Tax Claim shall be under the W&I Policy and as such: (a) the Seller’s maximum aggregate liability in respect of all General Warranty Claims or Tax Claims shall not exceed [***] (£[***]) notwithstanding whether the subject matter of the General Warranty Claim or Tax Claim is an Excluded Risk; (b) their only recourse in respect of a General Warranty Claim or Tax Claim in excess of the cap on liability stated in paragraph 4.1(a) shall be to make a claim under the W&I Policy and any inability of the Purchaser to pursue or obtain any remedy in respect of any General Warranty Claim or Tax Claim under the W&I Policy, whether due to policy terms, exceptions or exclusions, validity (including if the W&I Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or for any other reason, shall not affect or in any way increase the liability of the Seller under this Agreement; 4.2 In respect of any Fundamental Warranty Claim: (a) the Purchaser shall procure that the W&I Policy continues in force after Completion for the period required so as to give effect to the remainder of this paragraph 4.2; (b) the Purchaser shall use reasonable endeavours to recover from the W&I Insurer, under and in accordance with the terms of the W&I Policy, an amount equal to the Loss to which such Fundamental Warranty Claim relates, up to (but not exceeding) the amount of the limit on the W&I Insurer's liability under the W&I Policy for the relevant Fundamental Warranty; (c) the Purchaser may bring and pursue a Fundamental Warranty Claim against the Seller at the same time as, and independently of, the Seller's pursuit of recovery under the W&I Policy in accordance with paragraph (b) above, but only in respect of that part (if any) of the Loss to which such Fundamental Warranty Claim relates that is not recovered, or is not capable of being recovered, under the W&I Policy; and (d) if, following the Purchaser’s use of reasonable endeavours in accordance with paragraph (b) above, the W&I Insurer does not pay out under the W&I Policy in respect of such Fundamental Warranty Claim (in whole or in part), the Purchaser may bring and pursue a claim against the Seller for the full amount of the Loss to which such Fundamental Warranty Claim relates, less any amount actually recovered from the W&I Insurer under the W&I Policy in respect of such Fundamental Warranty Claim. 5 Notice of Non-Tax Claims Notice of a Non-Tax Claim shall set out reasonable details of the Non-Tax Claim, including the grounds on which it is based and the Purchaser’s good faith estimate of the amount of the Non- Tax Claim (to the extent such details are known by the Purchaser at the time of the Non-Tax Claim). A failure by the Purchaser to provide such information shall not render any notice of Warranty Claim invalid or ineffective. 6 Time limits for Non-Tax Claims 6.1 The Seller shall not be liable for any Non-Tax Claim unless the Purchaser has given written notice of such Non-Tax Claim as soon as reasonably practicable after the Purchaser Group becomes aware that the Purchaser has such Non-Tax Claim, and in any event on or before:

DLA Piper | 81 (a) in the case of any General Warranty Claim, the third anniversary of Completion; (b) in the case of any Fundamental Warranty Claim, the seventh anniversary of Completion; (c) in the case of a Claim under clause 9 (Leakage), six (6) months following Completion; (d) in the case of a Claim under the Transferring Employee Indemnity, twelve (12) months following Completion; (e) in the case of a Claim under the Excluded Employee Indemnity, eighteen (18) months following Completion; (f) in the case of a Claim under clause 5.4(a), the sixth anniversary of Completion; (g) in the case of a Claim under clause 5.4(b), the second anniversary of Completion; and (h) in the case of any other Non-Tax Claim other than a Claim under clause 5.1(e) and unless expressly stated to be otherwise in this agreement or the Hive Down Agreement, the third anniversary of Completion. 6.2 The Seller shall not be liable for any Non-Tax Claim (other than a Non-Tax Claim which has been previously satisfied or settled) unless legal proceedings in respect of such Non-Tax Claim have been commenced by being both properly issued and validly served on the Seller within twelve (12) months of the date the Seller was first notified of such Non-Tax Claim. No new Non- Tax Claim may be made in respect of the specific matter giving rise to such Non-Tax Claim, save that where any such Non-Tax Claim is based on a liability which is contingent or otherwise not capable of being quantified it shall not be deemed to have been withdrawn unless legal proceedings in respect of it have not been commenced in accordance with the notice provisions in clause 25 (Notices) within twelve (12) months of the date on which the contingent liability becomes an actual liability or the liability becomes capable of quantification. 7 Purchaser's knowledge The Seller shall not be liable for any Fundamental Warranty Claim if, but only to the extent that, the Purchaser had knowledge of any matter or thing which it knew or in relation to which it was reasonable for it to know would or could give rise to an actionable Claim. For the purposes of this paragraph 7, the Purchaser shall be deemed to have knowledge of any matter or thing which, as at the date of this agreement is actually known to [***]. 8 Disclosure and information The Seller shall not be liable for any Warranty Claim (other than a Fundamental Warranty Claim) if, but only to the extent that, the matter or thing giving rise to such Warranty Claim (other than a Fundamental Warranty Claim) has been Disclosed. 9 Other exclusions and limitations 9.1 The Seller shall not be liable in respect of any General Warranty Claim or Fundamental Warranty Claim if, but only to the extent that, such Claim arises from or is otherwise attributable to, or the amount of such Claim is increased as a result of: (a) any change in legislation or law, administrative or regulatory practice or in the interpretation or application of any legislation or law, in each case occurring Completion;

(b) any act, omission, transaction or arrangement carried out by the Company or any member of the Seller Group before or on Completion at the specific written request of the Purchaser, but only to the extent that such written request specifically identified the act, omission, transaction or arrangement concerned; (a) any change in ownership, reorganisation, amalgamation or restructuring (solvent or otherwise) of any member of the Purchaser Group; or (b) any other act, omission, transaction or arrangement expressly required by this agreement or the Hive Down Agreement. 10 No double recovery The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Loss under this Agreement or the Hive Down Agreement to the extent that the Purchaser has already recovered in respect of that Loss. For the purposes of this paragraph 10, recovery by the Company shall be deemed to be recovery by the Purchaser. 11 Mitigation Nothing in this agreement or the Hive Down Agreement shall, or shall be deemed to, affect the Purchaser’s general legal obligation to take reasonable steps to mitigate any loss, liability or damage which it may suffer or incur that may give rise to a Claim (other than a Tax Covenant Claim). 12 Hive Down Agreement 12.1 Following Completion, if the Company or any member of the Purchaser Group brings a claim against a member of the Seller Group under the terms of the Hive Down Agreement, the Purchaser agrees on behalf of itself and each member of the Purchaser Group (including the Company following Completion) that: (a) in the event that the Purchaser has a Claim under this agreement and the Company or relevant member of the Purchaser Group has a Claim under the Hive Down Agreement in respect of the same underlying cause, then no member of the Seller Group shall incur any greater liability than it would have incurred were such a claim to have been brought by the Purchaser against the Seller under the terms of this agreement; and (b) if any losses, liabilities, costs (including reasonably and properly incurred legal costs and experts’ and consultants’ fees), fines, penalties, charges, expenses (including Tax), disbursements, actions, proceedings, claims, awards, damages and demands of any nature whatsoever are recovered under the Hive Down Agreement in respect of such claim (in part or otherwise), the Purchaser and the Purchaser Group may not make a Claim in respect of the same loss or otherwise recover any amounts in respect of such claim under this agreement and vice versa.

DLA Piper | 83 Schedule 5 Completion Obligations Part 1 Seller’s obligations on Completion 1 Documents, etc to be delivered The Seller shall deliver or procure to be delivered to the Purchaser: Authorities 1.1 as evidence of the authority of any person signing any Acquisition Document on behalf of the Seller, a copy of the minutes of a meeting of its board of directors in the Agreed Form (authorising its execution of any Acquisition Document to which it is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf); Title to Shares 1.2 duly executed transfers of the Shares in favour of the Purchaser or its nominee(s); 1.3 the share certificates for the Shares (or an express indemnity in a form satisfactory to the Purchaser if any share certificate is found to be missing); Encumbrances and banking arrangements 1.4 a duly executed acknowledgement and waiver in the Agreed Form from the Seller in relation to any outstanding claims against the Company by, and any sums owed by the Company to, the Seller or any other member of the Seller Group; 1.5 in relation to the bank accounts of the Company: (a) bank statements dated not earlier than [***] Business Days before Completion for all such bank accounts, together with cash book balances of the Company as at Completion and reconciliation statements reconciling such balances with the bank statements; (b) duly executed forms of cancellation of all bank mandates given by the Company; and (c) all cheque books (if any) in respect of such bank accounts; Officers 1.6 the written resignations in the Agreed Form of all directors of the Company; Records 1.7 the statutory registers and share certificate books of the Company; and Acquisition Documents 1.8 A copy of each of the Acquisition Documents executed by the relevant member of the Seller Group and the Company (in each case if applicable).

2 Board meetings of the Company The Seller shall procure that: 2.1 a meeting of the board of directors of the Company is held at which: (a) the transfers of the Shares are approved for registration (subject only to being duly stamped) and share certificates are authorised to be delivered to the Purchaser or its nominee(s) in respect of the Shares; (b) the resignations referred to in paragraph 1.6 above be accepted with effect from the end of the meeting; (c) such persons as the Purchaser nominates be appointed as directors with effect from the end of the meeting; and (d) the execution of each of the agreements and other documents referred to in this part to which the Company is party be approved and authorised. 3 Bonus Payments 3.1 The Purchaser shall pay, or procure payment of, the Completion Bonuses to relevant Employees, following deduction of income tax, employee’s National Insurance contributions and any other deductions required by law, in the payroll run immediately following Completion, or if this is not reasonably practicable, in the following payroll run. The Purchaser shall procure the payment to HM Revenue & Customs of any Employer's NICs in accordance with applicable law.

DLA Piper | 85 Part 2 Purchaser’s obligations on Completion 1 Documents, etc to be delivered 1.1 At or prior to Completion, the Purchaser shall deliver or procure to be delivered to the Seller: (a) a copy of Acquisition Documents to be signed at Completion, in each case duly executed by the Purchaser; and (b) an extract from the W&I Policy evidencing that it contains the Subrogation Waiver in accordance with clause 8.3(a). 2 Repayment of Loan Agreement At or prior to Completion, the Purchaser shall procure that the Company repay the aggregate amount owed under, and required to repay fully, the Loan Agreement. 3 Payment of the Initial Consideration The Purchaser shall pay the Initial Consideration to the Seller at Completion in accordance with clause 3.1.

DLA Piper | 91 Schedule 6 Completion Accounts [***]

Completion Accounts Format [***]

DLA Piper | 93

Docusign Envelope ID: E61BE320-E1F2-8C77-8204-37313BE314CC Signature page Signed for and on behalf of SAMWORTH BROTHERS LIMITED by: ) ) Signature /s/ [***] Name (block capitals) [***] Director/authorised signatory DLA Piper | 1

Docusign Envelope ID: FE269E69-47D8-8248-8100-0565B7FA5D94 Signed for and on behalf of ONIX INVESTMENTS UK LIMITED by: ) ) Signature /s/ [***] [***]Name (block capitals) Director/authorised signatory

Docusign Envelope ID: E61BE320-E1F2-8C77-8204-37313BE314CC Signed for and on behalf of WALKERS DELI & SAUSAGE CO. LTD by: ) ) Signature /s/ [***] Name (block capitals) [***] Director/authorised signatory